===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Lyondell Chemical Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LYONDELL LOGO]

LYONDELL
CHEMICAL
COMPANY


Notice of
Annual Meeting
of Shareholders
to be held
on May 2, 2002
and Proxy Statement

                                 PLEASE RETURN
                              YOUR PROXY PROMPTLY

                           Lyondell Chemical Company
                        1221 McKinney Street, Suite 700
                             Houston, Texas 77010

April 4, 2002

Dear Shareholder:

   The 2002 Annual Meeting of Shareholders will be held on Thursday, May 2, 2002, beginning at 9:00 a.m. in the Company's General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney, in Houston, Texas. This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the shareholders.

   It is important that your shares be voted whether or not you plan to be present at the meeting. You may vote over the Internet, by telephone or by mailing a traditional proxy card. Please either sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or instruct us over the Internet or by telephone as to how you would like your shares voted. Voting over the Internet, by telephone or by written proxy will ensure your representation at the meeting if you do not attend in person. Instructions on how to vote your shares over the Internet, by telephone or by written proxy are on the proxy card enclosed with the Proxy Statement.

Sincerely yours,
/s/ DAN F. SMITH
Dan F. Smith
President and Chief Executive Officer

                           Lyondell Chemical Company

                   Notice of Annual Meeting of Shareholders

                                  May 2, 2002

To the Shareholders:

   The Annual Meeting of Shareholders of Lyondell Chemical Company ("Lyondell" or the "Company") will be held in the Company's General Assembly Room, 42nd Floor, One Houston Center, 1221 McKinney, in Houston, Texas, at 9:00 a.m. on Thursday, May 2, 2002, for the following purposes, as more fully described in the attached Proxy Statement:

  (1) To elect eight directors to serve until the 2003 Annual Meeting of Shareholders or until their earlier resignation or removal;

  (2) To ratify the appointment of PricewaterhouseCoopers LLP, independent auditors, as the Company's auditors for the year 2002;

  (3) To consider and approve the amendment and restatement of the Lyondell Chemical Company 1999 Long-Term Incentive Plan; and

  (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

   Shareholders of record at the close of business on March 26, 2002 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

   Please read the Proxy Statement. Then, please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding submitting a proxy, please see the instructions on the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ KERRY A. GALVIN
Kerry A. Galvin                                          Houston, Texas
Secretary                                                April 4, 2002

                           Lyondell Chemical Company
                             1221 McKinney Street
                                   Suite 700
                             Houston, Texas 77010

                               ----------------

                                PROXY STATEMENT
                                 April 4, 2002

                               ----------------

                                 INTRODUCTION

   The accompanying proxy is solicited by the Board of Directors of Lyondell Chemical Company ("Lyondell" or the "Company"). As described on the enclosed proxy card, you may submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. Votes submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on May 1, 2002. Internet and telephone voting are available 24 hours a day, and if you vote over the Internet or by telephone you do not need to return a written proxy card.

   When a proxy is returned properly dated and signed (or is submitted over the Internet or by telephone), and includes a shareholder's voting instructions, the shares represented by that proxy will be voted by the persons named as proxies in accordance with the shareholder's directions. If a proxy is dated, signed and returned (or submitted over the Internet or by telephone) without specifying the shareholder's voting instructions, the shares will be voted as recommended by the directors of the Company. As to other items of business that may come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment. It is expected that proxy materials will be mailed to shareholders beginning on or about April 4, 2002.

                               VOTING PROCEDURES

   Holders of record of the Company's common stock (the "Common Stock") at the close of business on March 26, 2002, will be entitled to one vote per share. The Company had 117,564,920 shares of Common Stock outstanding on such record date. Fractional shares will not be voted. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast will constitute a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular matter.

   The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting. Adoption of the proposal to ratify the appointment of the independent auditors will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting. Approval of the amendment and restatement of the Lyondell Chemical Company 1999 Long-Term Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy, and entitled to vote, at the Annual Meeting, provided that the total votes cast must also exceed fifty percent of the shares of Common Stock outstanding and entitled to vote on the matter.

   Abstentions from voting will be included in the voting tally and will have the same effect as a vote against the ratification of the appointment of independent auditors or against approval of the amendment and restatement of the Lyondell Chemical Company 1999 Long-Term Incentive Plan, as the case may be. Broker non-votes are not considered "shares present" with respect to a matter requiring the affirmative vote of a majority of shares present in person or by proxy at the meeting. Accordingly, broker non-votes will not affect the outcome with respect to the ratification of the appointment of the independent auditors or the approval of the amendment and restatement of the Lyondell Chemical Company 1999 Long-Term Incentive Plan. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

   The Company's 401(k) and Savings Plan, in which employees, including executive officers, have account balances, permits plan participants to direct the plan trustees on how to vote the Common Stock allocated to their accounts. The trustee will vote all shares of Common Stock for which no participant directions are received as directed by such Plan's Benefits Administrative Committee, which is made up of certain officers of the Company. Similarly, the trustee will vote all shares of Common Stock held in benefits plans of the Company's subsidiaries for which no participant directions are received as directed by each plan's Benefits Administrative Committee, which may be made up of certain officers of the Company.

   A proxy may be revoked by a shareholder at any time prior to the time it is voted by (1) giving notice of such revocation in writing to the Secretary of Lyondell, (2) submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed or (3) voting in person at the meeting.

                            PRINCIPAL SHAREHOLDERS

   The table below sets forth certain information as of March 1, 2002, regarding the beneficial ownership of Common Stock by persons known by the Company to beneficially own more than five percent of its outstanding shares of Common Stock. Information in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (the "SEC"), except as otherwise known to the Company.

                                                                    Percentage
                                                         Number of   of Shares
                       Name and Address                    Shares   Outstanding
                       ----------------                  ---------- -----------
      FMR Corp.(a)...................................... 17,576,775   14.951%
      82 Devonshire Street
      Boston, Massachusetts 02109

      AXA Financial, Inc.(b)............................ 16,977,737     14.4%
      1290 Avenue of the Americas
      New York, New York 10104

      Franklin Resources, Inc.(c)....................... 11,383,900      9.7%
      One Franklin Parkway
      San Mateo, California 94403

      Barrow, Hanley, Mewhinney & Strauss, Inc.(d)......  9,491,270     8.07%
      3232 McKinney Avenue, 15th Floor
      Dallas, Texas 75204-2429

--------
(a) FMR Corp. ("FMR") is the parent holding company of subsidiaries: Fidelity Management & Research Company ("Fidelity"), which is the beneficial owner of 14,968,975 shares of Common Stock as a result of acting as investment adviser to various investment companies; and Fidelity Management Trust Company ("FMT"), which is the beneficial owner of 2,352,200 shares of Common Stock as a result of serving as investment manager of certain institutional accounts. Members of the Edward C. Johnson 3d family own stock of FMR representing approximately 49% of the voting power of FMR, and are parties to a voting agreement with other holders of FMR stock. Edward C. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the outstanding voting stock of FMR. Mr. Johnson is Chairman of FMR and Ms. Johnson is a director of FMR. Neither FMR nor Mr. Johnson has sole voting power with respect to the shares of Common Stock owned by the Fidelity funds, which power resides with the funds' Board of Trustees. Each of FMR and Mr. Johnson has sole dispositive power with respect to 14,968,975 shares of Common Stock owned by the Fidelity funds. Each of FMR and Mr. Johnson has sole dispositive power with respect to 2,352,200 shares of Common Stock and sole voting power with respect to 2,347,400 shares of Common Stock and no voting power with respect to 4,800 shares of Common Stock owned by the FMT institutional accounts. Fidelity International Limited ("FIL"), a former majority-owned subsidiary of Fidelity, has sole dispositive and voting power with respect to 255,600 shares of Common Stock. A partnership controlled by the Johnson family owns shares of FIL voting stock representing approximately 39.89% of the voting power of FIL.
(b) AXA Financial, Inc. is the parent holding company of subsidiaries:
    Alliance Capital Management L.P., which has sole voting power over 7,238,873 shares, shared voting power over 7,676,459 shares and sole dispositive power over 16,889,737 shares, all of which are held on behalf of clients in discretionary investment advisory accounts; and The Equitable Life Assurance Society of the United States, which has sole dispositive power over 88,000 shares.
(c) Franklin Resources, Inc. ("FRI") (together with its principal shareholders, Charles B. Johnson and Rupert H. Johnson, Jr.) may be deemed the beneficial owner of 11,383,900 shares of Common Stock held in accounts advised by direct and indirect investment advisory subsidiaries of FRI and over which those subsidiaries have sole voting and dispositive power, including 11,338,800 shares over which FRI's subsidiary Templeton Global Advisors Limited has sole voting and dispositive power and 45,100 shares over which FRI's subsidiary Franklin Templeton Investment Management Limited has sole voting and dispositive power.
(d) Barrow, Hanley, Mewhinney & Strauss, Inc. ("Barrow") is an investment adviser with sole voting power over 6,049,420 shares, shared voting power over 3,441,850 shares and sole dispositive power over 9,491,270 shares of Common Stock held in accounts of certain of Barrow's clients.

                       SECURITY OWNERSHIP OF MANAGEMENT

   The second column in the table below sets forth the number of shares of Common Stock owned beneficially as of March 1, 2002 by each director or nominee, each of the named executive officers referenced in the Summary Compensation Table, and all directors and executive officers as a group. As of March 1, 2002, the percentage of shares of Common Stock beneficially owned by any director or nominee, named executive officer, or all directors and executive officers as a group did not exceed one percent of the issued and outstanding Common Stock. Unless otherwise noted, each individual has sole voting and investment power with respect to the shares of Common Stock listed in the second column below as beneficially owned by the individual. The third column in the table below sets forth the number of Deferred Stock Units held as of March 1, 2002 by these individuals under the Directors' Deferral Plan described on pages 38 and 39 of this Proxy Statement. Although the Deferred Stock Units track the market value of the Common Stock, they are payable in cash and do not carry voting rights.

                                           Shares of Common
                                              Stock Owned      Deferred Stock
                                          Beneficially as of  Units Held as of
                     Name                 March 1, 2002(a)(b) March 1, 2002(c)
                     ----                 ------------------- ----------------
      Eugene R. Allspach.................         29,500               --
      Carol A. Anderson..................         12,362(d)        17,822
      Robert T. Blakely..................        198,539               --
      William T. Butler..................         19,617            6,277
      Edward J. Dineen...................        160,913               --
      Travis Engen.......................         19,332           31,412
      Morris Gelb........................        260,152               --
      Stephen F. Hinchliffe, Jr..........         29,860(e)         4,882
      David J. Lesar.....................          8,455(f)        10,129
      Dudley C. Mecum II.................          9,291            3,744
      Dan F. Smith.......................      1,236,012               --
      William R. Spivey..................          6,367            5,075
      Paul R. Staley.....................         27,775            3,253
      All directors and executive
       officers as a group(17)...........      2,372,780(g)        82,594

--------
(a) Includes shares held by the trustees under the Lyondell 401(k) and Savings Plan for the accounts of participants as of March 1, 2002.

(b) The amounts shown in the second column of the table for the directors and executive officers include (1) restricted shares, (2) shares acquired under the Company's Dividend Reinvestment Plan and (3) shares that may be acquired within 60 days through the exercise of stock options. Those shares that may be acquired through the exercise of stock options include:
    5,001 for each of Ms. Anderson, Dr. Butler, Mr. Engen, Mr. Hinchliffe, Mr. Lesar, Mr. Mecum, Dr. Spivey and Mr. Staley; 173,539 for Mr. Blakely; 122,287 for Mr. Dineen; 218,341 for Mr. Gelb; 1,058,924 for Mr. Smith; and 1,890,282 for all directors and executive officers as a group. Until stock options are exercised, these individuals have neither voting nor investment power over the underlying shares of Common Stock, and only have the right to acquire beneficial ownership of the shares through exercise of their respective stock options. The amounts shown in the second column of the table do not include Deferred Stock Units.
(c) Directors do not have voting or investment power with respect to Deferred Stock Units, and only have the right to make elections with respect to their deferrals as provided under the Directors' Deferral Plan described on pages 38 and 39 of this Proxy Statement.
(d) Includes 100 shares held by a trust of which Ms. Anderson is an indirect beneficiary.
(e) Includes 1,000 shares held by a trust of which Mr. Hinchliffe is a trustee and 28,860 shares held by a trust of which Mr. Hinchliffe is a trustee and a beneficiary.
(f) Includes 2,000 shares held by a family limited partnership. The general partner of the family limited partnership is a corporation owned by Mr. Lesar and his spouse.
(g) Includes approximately 5,100 shares owned by family members of certain directors and executive officers and family limited partnerships and trusts.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that such reports accurately reflect all reportable transactions and holdings, with respect to the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                              BOARD OF DIRECTORS

Directors' Meetings

   An annual meeting of the Board of Directors is held each year in conjunction with the annual meeting of shareholders for the purposes of the organization of committees, election or appointment of officers and the transaction of other business. Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. The Company's By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 2001, the Board of Directors held seven meetings. All of the Company's incumbent directors attended seventy-five percent or more of the aggregate of all meetings of the Board and committees on which they served during the periods that they served during 2001.

Audit Committee

   The Audit Committee of the Board of Directors was established for the general purpose of assisting the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company's financial reporting standards and practices, reviewing the adequacy of and promoting continued emphasis on integrity of the Company's internal controls, maintaining communications between the Board of Directors and external and internal auditors, and initiating special investigations as deemed necessary. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. Additional information about the Audit Committee and its responsibilities is included in the section of this Proxy Statement entitled "Audit Committee Report" and in the Charter of the Audit Committee, which was adopted by the Board of Directors and was attached as an appendix to the 2001 Proxy Statement. Each member of the Audit Committee is independent as defined in the NYSE's listing standards. The Audit Committee held eight meetings during 2001. The Audit Committee currently comprises Ms. Anderson, Messrs. Hinchliffe, Lesar, Spivey and Staley. Mr. Lesar serves as Chairman. Mr. Staley will not stand for re-election at the Annual Meeting because he has attained the retirement age established by the Company's Corporate Governance Guidelines.

Compensation Committee

   The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors as to management succession plans, determines appropriate policy for the Company's pay and benefit programs for officers and senior management and reviews the performance of the Chief Executive Officer. The Compensation Committee also reviews pay and benefit programs for the Company's joint ventures. No member of the Compensation Committee is an officer or employee of the Company and no member is eligible to participate in any benefit plan of the Company that is administered by the Compensation Committee. The Compensation Committee held seven meetings during 2001. The Compensation Committee currently comprises Messrs. Butler, Engen, Hinchliffe, Lesar and Mecum. Mr. Engen serves as Chairman.

Corporate Governance and Responsibility Committee

   The Corporate Governance and Responsibility Committee considers and makes recommendations to the Board of Directors as to the number of directors to constitute the whole Board, the selection criteria for membership and the names of persons whom it concludes should be considered for membership on the Board of Directors. The Corporate Governance and Responsibility Committee also recommends matters relating to committee assignments and the roles and responsibilities of the Board and of the directors. In addition, the Corporate Governance and Responsibility Committee monitors the Company's legal compliance programs. The Corporate Governance and Responsibility Committee makes determinations on compensation for directors who are not employees of the Company ("Non-Employee Directors") and is responsible for evaluating the Board's performance and assessing the effectiveness of its structure and governance. The Corporate Governance and

Responsibility Committee held six meetings during 2001. The Corporate Governance and Responsibility Committee currently comprises Ms. Anderson and Messrs. Butler, Mecum, Spivey and Staley. Ms. Anderson serves as Chair. Mr. Staley will not stand for re-election at the Annual Meeting because he has attained the retirement age established by the Company's Corporate Governance Guidelines. Shareholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Company's By-Laws that are described more fully on page 40 of this Proxy Statement.

Executive Committee

   The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board of Directors, except to the extent of certain exceptions set forth in Delaware law and the Company's By-Laws. The Executive Committee did not meet during 2001. The Executive Committee currently comprises Messrs. Butler, Engen and Smith. Dr. Butler serves as Chairman.

                        CORPORATE GOVERNANCE GUIDELINES

   The Board of Directors has adopted a formal statement of the roles and responsibilities of the Board and has adopted Corporate Governance Guidelines. The following are the statement on roles and responsibilities as well as excerpts from the Guidelines adopted by the Board:

Role of the Board

   The Board of Directors represents the interests of shareholders in perpetuating a successful business and optimizing long-term financial returns. In furtherance of this objective, it is the responsibility of the Board to select management, oversee corporate strategy and performance, and act as a resource to management in matters of planning and policy. The Board also will participate in management's succession planning, including specifically the evaluation of the Chief Executive Officer. To assure success, Board members will act not only as advisors, but also as participants and decision makers in matters of governance and corporate strategy.

   While the Board's primary role is to foster increased shareholder value, the Board also recognizes that the Company has responsibilities to other constituencies, including customers, employees, suppliers, creditors and the communities where it operates--all of whom are essential to a successful business.

Responsibilities of Directors

   Directors owe a duty of care and a duty of loyalty to the Company. Therefore, directors are expected to do the following:

  .  act in the best interests of all shareholders;

  .  exercise informed and independent judgment;

  .  be knowledgeable about the businesses;

  . participate in the development of the Company's mission, aspirations, values and strategies;

  . maintain an understanding of general economic trends and conditions, and trends in corporate governance;

  .  study materials presented for Board consideration;

  . actively participate in an objective and constructive manner in meetings of the Board and its committees; and

  .  assist in representing the Company to the outside world.

Governance Guidelines

   The following is a synopsis of key provisions of the Corporate Governance Guidelines for the Board of Directors:

     Board membership will consist of no more than twelve Board members, including no more than two present or former members of Company management.

     Desired characteristics of potential new Board members will be reviewed on at least an annual basis. Potential new Board members may be nominated by any director for screening, selection and recommendation for election by the Board. Invitation to join the Board of Directors will be extended by the Chairman of the Board and, if the Chairman and the Chief Executive Officer hold the same position, the Chairman of the Corporate Governance and Responsibility Committee. New directors will undergo a Company orientation.

     Whether the Chairman of the Board and the Chief Executive Officer positions should be held by separate individuals will be addressed in the best interest of the Company under the circumstances at the time. A lead director may be chosen by Non-Employee Directors when the Chairman of the Board is an employee of the Company.

     There are no term limits for Board members. Annually, each director will be asked to confirm his or her desire to continue as a member of the Board. The Corporate Governance and Responsibility Committee will review the continued appropriateness of Board membership for directors who change the job responsibilities held when last elected to the Board. No person who has reached seventy-two years of age prior to January 1 of any year shall be elected or re-elected a director in any year.

     Compensation for Board members will be reviewed annually for competitiveness. A portion of the directors' compensation will be in the form of Company stock.

     Performance of the Board will be reported annually to the Board by the Corporate Governance and Responsibility Committee in order to increase the Board's effectiveness.

     The Chief Executive Officer will be evaluated annually by the full Board. The evaluation will be used in considering compensation of the Chief Executive Officer.

     The Chief Executive Officer will provide an annual reporting to the Compensation Committee on succession planning and management development. This information will be shared with the full Board.

                             ELECTION OF DIRECTORS

                             Item 1 on Proxy Card

   Pursuant to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and its By-Laws, the members of the Board of Directors serve for one-year terms, and until their successors are elected and qualified. The Board of Directors has selected the persons listed below as nominees for election to the Board.

   Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the eight nominees listed below. The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting.

   All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

   The Board of Directors recommends that you vote FOR election of each nominee listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

   The following biographical information is furnished with respect to each of the nominees for election at the annual meeting. The information includes age as of March 1, 2002, present position, if any, with Lyondell, period served as director, and other business experience during the past five years.

Carol A. Anderson, 55......  Ms. Anderson was elected a director of the
                             Company effective December 11, 1998. She currently is Managing Director of New Century Investors, LLC, which manages private equity investments in high technology ventures. Prior thereto, from April 1998, Ms. Anderson served as Managing Director of TSG International. From 1993 until March 1998, Ms. Anderson served as Managing Director of Merrill International, Ltd., which developed energy projects worldwide. Ms. Anderson also is Chairman of Signafor Inc., and is an advisor to The Stargazer Group and Empower America.

                             Ms. Anderson is Chair of the Corporate Governance and Responsibility Committee and is a member of the Audit Committee.

Dr. William T. Butler,       Dr. Butler was elected Chairman of the Board of
69.........................  Directors of the Company on June 30, 1997. He has
                             served as a director of the Company since his election on December 21, 1988, effective as of January 25, 1989. Dr. Butler has served as
                             Chancellor of Baylor College of Medicine since
                             January 1996. From 1979 until January 1996, he served as President and Chief Executive Officer of Baylor College of Medicine. He also is a director of C. R. Bard, Inc.

                             Dr. Butler is Chair of the Executive Committee and is a member of the Compensation Committee and the Corporate Governance and Responsibility Committee.

Travis Engen, 57...........  Mr. Engen was elected a director of the Company effective as of April 1, 1995. He has held his current position as President and Chief Executive Officer of Alcan Inc. (an aluminum manufacturer and supplier of packaging materials) since March 12, 2001. Prior thereto, from December 1995, Mr. Engen served as Chairman and Chief Executive of ITT Industries, Inc. (a diversified manufacturing company). From 1991 until December 1995, he served as Executive Vice President of ITT Corporation. Mr. Engen is a director of Alcan Inc.

                             Mr. Engen is Chair of the Compensation Committee and is a member of the Executive Committee.

Stephen F. Hinchliffe,       Mr. Hinchliffe was elected a director of the
Jr., 68....................  Company on March 1, 1991. Since 1988, he has held his current position of Chairman of the Board and Chief Executive Officer of BHH Management, Inc., the managing partner of Leisure Group, Inc. (a manufacturer of consumer products). Previously, he served as Chairman of the Board of Leisure
                             Group, Inc., which he founded in 1964. Mr.
                             Hinchliffe also is a director of BHH Management, Inc. and Leisure Group, Inc.

                             Mr. Hinchliffe is a member of the Audit Committee and the Compensation Committee.

David J. Lesar, 48.........  Mr. Lesar was elected a director of the Company effective July 28, 2000. He currently serves as Chairman, President and Chief Executive Officer of Halliburton Company, one of the world's largest diversified energy services, engineering and construction companies. Prior to his current position, Mr. Lesar served as President and Chief Executive Officer for Brown & Root, Inc., as Executive Vice President and Chief Financial Officer for Halliburton Company and as Executive Vice President of Finance and Administration for Halliburton Energy Services. Prior to joining Halliburton in 1993, Mr. Lesar was a commercial group director and partner at Arthur Andersen Company. Mr. Lesar also is a director of Mirant Corporation.

                             Mr. Lesar is Chair of the Audit Committee and is a member of the Compensation Committee.

Dudley C. Mecum II, 67.....  Mr. Mecum was elected a director of the Company on November 28, 1988, effective as of January 25, 1989. Since June 1997, Mr. Mecum has been Managing Director of Capricorn Holdings LLC, a firm specializing in leveraged buyouts. From August 1989 until January 1997, Mr. Mecum was a partner with the merchant banking firm of G. L. Ohrstrom & Company. He served as Group Vice President and director of Combustion Engineering Inc. from 1985 to December 1987, and as a managing partner of the New York region of Peat, Marwick, Mitchell & Co. from 1979 to 1985. He also is a director of Dyncorp, Suburban Propane Partners, LP, Citigroup, CCC Information Services Group Inc. and Mrs. Fields' Famous Brands, Inc.

                             Mr. Mecum is a member of the Compensation
                             Committee and the Corporate Governance and Responsibility Committee.

Dan F. Smith, 55...........  Mr. Smith was named Chief Executive Officer of the Company in December 1996, and has served as President of the Company since August 1994. He has served as a director of the Company since October 1988. Since December 1, 1997, Mr. Smith also has served as the Chief Executive Officer of Equistar Chemicals, LP ("Equistar"), a petrochemicals and polymers joint venture owned 41 percent by the Company. Mr. Smith served as Chief Operating Officer of the Company from May 1993 to December 1996. Prior thereto, Mr. Smith held various positions including Executive Vice President and Chief Financial Officer of the Company, Vice President, Corporate Planning of Atlantic Richfield Company ("ARCO") and Senior Vice President in the areas of management, manufacturing, control and administration for the Company and the Lyondell Division of ARCO. Mr. Smith also is a director of Cooper Industries, Inc. and ChemFirst, Inc. and is a member of the partnership governance committee of Equistar. Mr. Smith also is a member of the Board and the Executive Committee for the American Chemistry Council and is Chairman of the Operating Board and the Executive Committee for the American Plastics Council.

                             Mr. Smith is a member of the Executive Committee.

Dr. William R. Spivey,       Dr. Spivey was elected a director of the Company
55.........................  on July 5, 2000. Dr. Spivey was Chief Executive
                             Officer and President of Luminent Inc. from 2000 to 2001. Prior to joining Luminent, Dr. Spivey was Group President, Network Products Group for
                             Lucent Technologies since 1997. Prior to joining
                             Lucent, from 1994 to 1997, Dr. Spivey was Vice
                             President of the Systems and Components Group of AT&T. From 1991 to 1994, he was President of
                             Tektronix Development Co. and Group President at
                             Tektronix, Inc. He also held senior management positions with Honeywell, Inc. and General
                             Electric. He currently serves on the Board of Directors of Novellus Systems Inc., Raytheon
                             Company and Cascade Microtech, Inc.

                             Dr. Spivey is a member of the Audit Committee and the Corporate Governance and Responsibility Committee.

          PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

                             Item 2 on Proxy Card

   The Board of Directors has recommended the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to audit the financial statements of Lyondell for the year 2002. PricewaterhouseCoopers audited the financial statements of Lyondell for 1999-2001, and, prior to their merger, Coopers & Lybrand L.L.P. ("Coopers & Lybrand") and Price Waterhouse LLP (including any successor merged entity of the two firms), were jointly appointed to audit the financial statements of Lyondell for the year 1998. Prior thereto, Coopers & Lybrand acted in this capacity since July 1988.

   Representatives of PricewaterhouseCoopers will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

   The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting.

   The Board of Directors recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless shareholders specify otherwise.

Audit Fees

   The estimated aggregate fees for the audits of the 2001 financial statements for Lyondell, Equistar, LYONDELL-CITGO Refining LP and Lyondell Methanol Company, L.P. and reviews of interim condensed consolidated financial statements was $1,873,500, of which $1,519,000 was billed to Lyondell and the respective joint ventures by PricewaterhouseCoopers during 2001.

Financial Information Systems Design and Implementation Fees

   No financial information systems design and implementation services were rendered to Lyondell by PricewaterhouseCoopers in 2001.

All Other Fees

   The aggregate fees billed to Lyondell for services rendered by PricewaterhouseCoopers in 2001, other than those services referenced in the previous two paragraphs, was approximately $1.9 million. These services rendered by PricewaterhouseCoopers primarily consisted of tax planning and compliance services, benefit plan audits, agreed-upon procedures and audits of special-purpose financial statements.

   The Audit Committee has considered whether the provision of the services referenced above under the headings "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining PricewaterhouseCoopers' independence.

                            AUDIT COMMITTEE REPORT

   The Audit Committee is composed of five independent directors. The general objectives of the Audit Committee are to (1) assist the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company's financial reporting standards and practices, (2) review the adequacy of and promote continued emphasis on the integrity of the Company's internal controls, (3) maintain communications between the Board of Directors and external and internal auditors and (4) initiate special investigations as deemed necessary. The specific duties of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Board of Directors and was attached as an appendix to the 2001 Proxy Statement.

   The Company's management is primarily responsible for the Company's financial statements and the quality and integrity of the reporting process. The independent accountants, PricewaterhouseCoopers LLP, are responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles in the United States. The Audit Committee is responsible for overseeing the financial reporting process on behalf of the Board of Directors and recommending to the Board of Directors that the Company's financial statements be included in the Company's Annual Report.

   The Audit Committee took a number of steps in fulfilling its oversight responsibilities and making its recommendation with respect to 2001. First, the Audit Committee discussed with PricewaterhouseCoopers, the Company's independent accountants for 2001, those matters that PricewaterhouseCoopers communicated to the Audit Committee as required by SAS 61 (Codification of Statements on Auditing Standards, AU (S)380). These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed PricewaterhouseCoopers' independence with PricewaterhouseCoopers and received written disclosures and a letter from PricewaterhouseCoopers regarding independence as required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees). This discussion and disclosure assisted the Audit Committee in evaluating PricewaterhouseCoopers' independence. Finally, the Audit Committee reviewed and discussed, with the Company's management and PricewaterhouseCoopers, the Company's audited financial statements. Based on discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the SEC.

Respectfully submitted,

David J. Lesar (Chairman)
Carol A. Anderson
Stephen F. Hinchliffe, Jr.
William R. Spivey
Paul R. Staley

The Audit Committee

Pursuant to SEC Rules, the foregoing Audit Committee Report is not deemed "filed" with the SEC and is not incorporated by reference into the Company's Annual Report on Form 10-K.

                            PROPOSAL TO APPROVE THE
              AMENDED AND RESTATED 1999 LONG-TERM INCENTIVE PLAN

                             Item 3 on Proxy Card

   In 1999, the Company's shareholders approved the Lyondell Chemical Company 1999 Long-Term Incentive Plan to provide for the grant of Awards to employees of the Company and its subsidiaries ("Employees"). The primary objectives of the Incentive Plan are to (1) focus Employees selected to participate on key measures of value creation for the Company's shareholders, (2) provide significant upside and downside award potential commensurate with shareholder value creation, (3) encourage long-term management perspective and reward for sustained long-term performance, (4) enhance the ability of the Company to attract and retain highly talented individuals, (5) reinforce a team orientation among top management and (6) encourage ownership of Company stock among top management.

   The amendment and restatement of the Incentive Plan was approved by the Board of Directors in March 2002, subject to shareholder approval. The amendment and restatement increases (1) the number of shares of Common Stock available for issuance pursuant to Awards granted under the Incentive Plan to the lesser of 14 million or 12% of the number of shares of Common Stock outstanding at the time of granting an Award, (2) the number of shares of Common Stock that may be granted subject to Options to a participant, during the term of the Incentive Plan, to three million shares and (3) the value of Cash Awards that may be granted to a participant in respect of any calendar year to an amount not in excess of $3 million.

   Without giving effect to the amendment and restatement of the Incentive Plan, (1) the Company may not grant an Award if the Award would result in the aggregate number of shares of Common Stock issued under the Incentive Plan plus the number of shares subject to outstanding Awards (after giving effect to the Award in question) exceeding the lesser of 10 million shares or 10% of the number of shares of Common Stock outstanding at the time of granting of the Award, (2) no participant may be granted, during the term of the Incentive Plan, Options covering or relating to more than two million shares of Common Stock and (3) no participant may be granted Cash Awards in respect of any calendar year having a value in excess of $2 million. Without giving effect to the amendment and restatement, as of March 1, 2002, there were 339,784 shares available for issuance under the Incentive Plan.

   The following summary of certain provisions of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the Incentive Plan, as amended and restated, a copy of which is attached to this Proxy Statement as Appendix A.

Types of Awards

   Awards to Employees may be in the form of (1) rights to purchase a specified number of shares of Common Stock at a specified price ("Options"),
(2) rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the exercise date of the rights over a specified strike price ("SARs"), (3) grants of shares of Common Stock that are restricted or subject to forfeiture ("Restricted Stock"), (4) grants of contingent rights to receive an amount, in cash, Common Stock or a combination thereof, that are subject to the attainment of one or more performance goals ("Performance Shares"), (5) grants of rights to receive the value of a specified number of shares of Common Stock ("Phantom Stock"), and (6) a cash payment ("Cash Award").

Administration

   The Compensation Committee of the Board or any other person or persons appointed by the Board for this purpose (in either case, the "Committee") administers the Incentive Plan. The Committee has full and exclusive power to administer the Incentive Plan and take all actions specifically contemplated thereby or necessary or appropriate in connection with the administration of the Incentive Plan. The Committee has the full and exclusive power to interpret the Incentive Plan and to adopt rules, regulations and guidelines for carrying out the Incentive Plan as the Committee may deem necessary or appropriate. The Committee may, in its discretion, extend or accelerate the exercisability of, accelerate the vesting of, or eliminate or make less restrictive any restrictions contained in any Award. The Committee may also waive any restriction or other provision of the Incentive Plan (insofar as it relates to Awards) or in any Award or otherwise amend or modify any Award in any manner that is either (1) not adverse to that Employee holding the Award or (2) consented to by that Employee. The Committee may delegate to the chief executive officer and other senior officers of the Company its duties under the Incentive Plan. Any decision of the Committee in the interpretation and administration of the Incentive Plan lies within its sole and absolute discretion and is final, conclusive and binding on all parties concerned.

Participation and Eligibility

   All Employees whose performance, in the judgment of the Committee, can contribute significantly to the Company's or its subsidiaries' long-term profit and growth objectives are eligible for selection to receive Awards under the Incentive Plan. As of March 1, 2002, 150 of the Company's employees were designated as eligible to participate in the Incentive Plan, of which eight were executive officers of the Company as of March 1, 2002.

Shares Subject to the Incentive Plan

   Without giving effect to the amendment and restatement, no Award may be granted if it results in an aggregate number of shares of Common Stock issued under the Incentive Plan plus the number of shares of Common Stock covered by or subject to Awards then outstanding (after giving effect to the grant of the Award in question) exceeding the lesser of 10 million shares or 10% of the number of shares of Common Stock outstanding at the time of granting that Award. The amendment and restatement provides for an increase in the number of shares of Common Stock available for issuance pursuant to Awards granted under the Incentive Plan to the lesser of 14 million or 12% of the number of shares of Common Stock outstanding at the time of granting an Award.

   Without giving effect to the amendment and restatement, no participant may be granted, during the term of the Incentive Plan, Options covering or relating to more than two million shares of Common Stock. The amendment and restatement provides for an increase in the number of shares that may be granted subject to Options to a Participant, during the term of the Incentive Plan, to three million shares of Common Stock.

   In addition, without giving effect to the amendment and restatement, no participant may be granted Cash Awards in respect of any calendar year having a value in excess of $2 million. The amendment and restatement increases the value of Cash Awards that may be granted to a participant in respect of any calendar year to an amount not in excess of $3 million.

   The Incentive Plan provides that no more than one million shares of Common Stock shall be available for incentive stock options, as defined below. No participant may be granted, during the term of the Incentive Plan, Awards in the form of Performance Shares, Restricted Stock, SARs or Phantom Stock covering or relating to more than one million shares of Common Stock. No more than 2.5 million shares of Common Stock shall be available, in the aggregate, for Awards in the form of Performance Shares, Restricted Stock, SARs or Phantom Stock. The proposed amendment and restatement does not modify these limitations.

   The number of shares authorized to be issued under the Incentive Plan is also subject to adjustment as described under "--Adjustments" below. In addition, shares subject to Awards that are forfeited or terminated, exchanged for Awards that do not involve Common Stock or expire unexercised, or are settled in cash in lieu of Common Stock, or otherwise such that the shares covered by the Award are not issued, again become available for Awards. The proposed amendment and restatement does not modify these provisions of the Incentive Plan.

Terms, Conditions and Limitations of Awards

   Generally. The Committee will determine the type or types of Awards made under the Incentive Plan and will designate the Employees who are to be the recipients of such Awards. An Award (other than a Cash Award) shall be described in an agreement (an "Award Agreement"), which will contain terms, conditions and limitations as determined by the Committee and will be subject to the Incentive Plan. The Committee will establish written guidelines governing the issuance of Cash Awards. At the discretion of the Committee, an Employee may be offered an election to substitute an Award for another Award or Awards of the same or different type. Upon the termination of employment by an Employee, any unexercised, deferred or unpaid Awards will be treated as set forth in the applicable Award Agreement or guidelines governing Cash Awards. Unless specified otherwise in the applicable Award Agreement, each Option shall immediately terminate to the extent it is not vested and does not become vested upon termination of employment on the date that the Employee terminates employment with the Company or a subsidiary.

   Performance-Based Awards. Performance-based Awards consist of grants made to an Employee subject to the attainment of one or more performance goals. A performance-based Award will be paid, vested or otherwise deliverable solely upon the attainment of one or more pre-established, objective performance goals established by the Committee prior to the earlier of (1) 90 days after the commencement of the period of service to which the performance goals relate and (2) the lapse of 25% of the period of service, and in any event while the outcome is substantially uncertain. A performance goal may be based on one or more business criteria that apply to the Employee, one or more business units of the Company or the Company as a whole, and may include one or more of the following: economic value, economic value added, increased revenue, net income, stock price, market share, earnings per share, return on equity, return on assets, decrease in costs, shareholder value, net cash flow, total shareholder return, return on capital, return on investors' capital, operating income, funds from operations, cash flow, cash from operations, after-tax operating income and total market value. Prior to the payment of any compensation based on the achievement of performance goals, the Committee must certify in writing that the applicable performance goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing, the terms, conditions and limitations applicable to any performance-based Awards will be determined by the Committee. Performance-based Awards may be in the form of Performance Shares, Options, Restricted Stock, SARs, Cash Awards or Phantom Stock.

   Options. Options are rights to purchase a specified number of shares of Common Stock at a specified price. An Option granted pursuant to the Incentive Plan may consist of either an incentive stock option ("ISO") that complies with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or a non-qualified stock option ("NQSO") that does not comply with such requirements. The terms, conditions and limitations applicable to any Options, including the term of any Options and the date or dates upon which they become exercisable, will be determined by the Committee. However, the exercise price of an Option may not be less than the fair market value of a share of Common Stock, as defined in the Incentive Plan, on the date of grant and may not be less than the fair market value of a share of Common Stock on the grant date of any outstanding Option that is relinquished in connection with a grant of a new Option.

   SARs. SARs are rights to receive a payment, in cash or Common Stock, equal to the excess of the fair market value (or other specified valuation) of a specified number of shares of Common Stock on the date the rights are exercised over a specified strike price. The exercise price of an SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The terms, conditions and limitations applicable to any SARs, including the term of any SARs and the date or dates upon which they become exercisable, will be determined by the Committee.

   Restricted Stock. Restricted Stock consists of shares of Common Stock that are restricted or subject to forfeiture provisions. The terms, conditions and limitations applicable to any Awards of Restricted Stock will be determined by the Committee.

   Performance Shares. Performance Shares are contingent rights to receive an amount that is subject to the attainment of one or more performance goals. An Award of Performance Shares will be paid, vested or otherwise deliverable solely upon the attainment of one or more goals established by the Committee. Performance Shares vested upon the achievement of performance goals may be paid, in the discretion of the Committee, in shares of Common Stock, cash or any combination thereof. Subject to the foregoing, the terms, conditions and limitations applicable to any Performance Shares will be determined by the Committee.

   Phantom Stock. Phantom Stock means the right to receive the value of a specified number of shares of Common Stock. The terms, conditions and limitations applicable to any Phantom Stock will be determined by the Committee.

   Cash Awards. Cash Awards are Awards payable in cash. The terms, conditions and limitations applicable to any Cash Award will be determined by the Committee.

Exercise of Options

   The exercise price of any Option must be paid in full at the time the Option is exercised in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering another Award (including Restricted Stock) valued at fair market value on the date of exercise, or any combination thereof. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option equal to the number of shares of Restricted Stock used as consideration therefor will be subject to the same restrictions as the Restricted Stock so submitted as well as any other restrictions that may be imposed by the Committee. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this paragraph.

Award Payments

   Deferral. With the approval of the Committee, payments in respect of Awards may be deferred, either in the form of installments or a future lump sum payment. Any deferred payment of an Award, whether elected by the participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

   Dividends and Interest. Dividends or dividend equivalent rights may be made a part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may establish rules for the crediting of interest on deferred cash payments and dividend equivalents on deferred payments denominated in Common Stock or units of Common Stock.

Assignment of Interests Prohibited

   Unless otherwise determined by the Committee and provided in the applicable Award Agreement, no Award granted under the Incentive Plan shall be assignable or otherwise transferable except by marital property settlement or similar domestic relations agreement, decree or order, or by will or the laws of descent and distribution. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under the Incentive Plan in violation thereof will be null and void. Subject to approval by the Committee in its sole discretion, a participant may transfer an Award to certain immediate family members, as defined in the Incentive Plan, trusts for the exclusive benefit of such immediate family members or a partnership which is owned by such immediate family members.

Adjustments

   In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a stock dividend payable in shares of Common Stock or other stock split, any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property, the Incentive Plan provides for the Committee to make, in its sole discretion as it deems appropriate, adjustments to (1) the number of shares of Common Stock reserved under the Incentive Plan, the number of shares of Common Stock covered by outstanding Awards and related limitations on ISOs, (2) the exercise or other price in respect of such Awards, and (3) the appropriate fair market value and other price determinations for such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board may (1) issue or assume Awards by means of substitution of new Awards, as appropriate, for previously issued Awards or assume previously issued Awards as part of such adjustment, (2) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards, or (3) in the event that the Company is not the surviving corporation of any such transaction, (A) cancel Awards that are Options or SARs and give the participants who are the holders of such Awards notice and opportunity to exercise for 30 days prior to such cancellation, or (B) settle an Award that is an Option or SAR by a cash payment equal to the difference between the fair market value per share of Common Stock on the date of the transaction and the exercise price of the Award, multiplied by the number of shares subject to the Award.

Amendment, Modification and Termination

   The Committee may amend, modify or terminate the Incentive Plan for any purpose permitted by law, except that (1) no amendment or alteration that would impair the rights of any participant with respect to any outstanding Award may be made without the consent of that participant and (2) no amendment or alteration legally requiring shareholder approval will be effective until such approval has been obtained. No Awards may be granted more than ten years after the effective date of the Incentive Plan.

Restrictions

   No payment or delivery of shares of Common Stock may be made unless the Company is satisfied that such payment or delivery will comply with applicable laws and regulations.

Tax Withholding

   The Company has the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under the Incentive Plan, an appropriate amount of cash or number of shares of Common Stock, or combination thereof, for the payment of taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock previously owned by the holder of the Award for which withholding is required.

Unfunded Plan

   The Incentive Plan is unfunded. Any bookkeeping accounts established with respect to participants for purposes of the Incentive Plan are used merely as a bookkeeping convenience. The Company is not required to segregate any assets for purposes of the Incentive Plan or Awards thereunder, nor will the Incentive Plan be construed as providing for segregation. Neither the Company, the Board or the Committee will be deemed to be a trustee of any benefit granted under the Incentive Plan. Any liability or obligation of the Company to any participant under the Incentive Plan will be based solely on any contractual obligations that may be created by the Incentive Plan and any Award Agreement, and no such liability or obligation of the Company will be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company, the Board, the Committee nor a subsidiary of the Company will be required to give any security or bond for the performance of any obligation that may be created by the Incentive Plan.

Awards Granted Under the Incentive Plan

   2002 Awards. The Committee granted in February 2002 (1) Options and Performance Shares under the Incentive Plan to eight executive officers, including all of the named executive officers (other than Mr. Allspach, who is compensated by Equistar), and (2) Options (or Phantom Stock in the case of non-United States employees) and Performance Shares to 142 non-executive officers and other employees. The following table shows the Options, Performance Shares and Phantom Stock granted under the Incentive Plan in February 2002 to each of the named executive officers, the executive officers as a group and the employees (including officers who are not executive officers) as a group. No Non-Employee Director has been or will be granted an Award under the Incentive Plan. The last reported sales price for the Company's Common Stock as reported on the New York Stock Exchange Composite Transaction Tape on March 1, 2002 was $16.55 per share.

         February 2002 Awards Granted Under 1999 Long-Term Incentive Plan
   -----------------------------------------------------------------------------
                                                                      Securities
                                               Securities             Underlying
                                               Underlying Performance  Phantom
                      Name                     Options(1)  Shares(2)   Stock(1)
                      ----                     ---------- ----------- ----------
   Mr. Smith.................................    635,743    193,948         --
   Mr. Allspach..............................         --         --         --
   Mr. Blakely...............................    152,733     46,595         --
   Mr. Gelb..................................    169,970     51,853         --
   Mr. Dineen................................    116,390     35,507         --
   Executive officers as a group (8 persons
    as of March 1, 2002).....................  1,409,237    429,920         --
   Non-executive officers and other employees
    as a group (142 persons as of March 1,
    2002)....................................  1,614,924    695,127     42,084

--------
(1) Number of shares of the Company's Common Stock.
(2) Number of Performance Shares subject to Award.

   Pursuant to the Incentive Plan, in February 2002 the Committee granted each executive officer (other than Mr. Allspach, who is compensated by Equistar) an NQSO Award and a Performance Share Award. The exercise price of the shares of Common Stock underlying the Options is $13.80, representing the average closing price of the Company's Common Stock for the first ten trading days of 2002. (The closing sale price of a share of Common Stock on February 8, 2002, the grant date, was $13.38.) The Options vest ratably over a three-year period beginning on the first anniversary date of the Awards, and have a ten-year term. The Options granted by the Committee in February 2002 to employees that are not executive officers have the same exercise price, vesting schedule and ten-year term as the Options granted to executive officers.

   The Phantom Stock granted in February 2002 to non-United States employees that are not executive officers represents the right to receive the value of a specific number of shares of Common Stock, reduced by the initial value of the Phantom Stock. The initial value of the Phantom Stock granted in February 2002 is $13.80, representing the average closing price of the Company's Common Stock for the first ten trading days of 2002. (The closing sale price of a share of Common Stock on February 8, 2002, the grant date, was $13.38.) The Phantom Stock vests ratably over a three-year period beginning on the first anniversary date of the Awards, and has a ten-year term.

   The Performance Shares awarded to the executive officers (other than Mr. Allspach, who is compensated by Equistar) in February 2002 represent the number of Performance Shares each officer can earn during the calendar years 2002, 2003 and 2004 if the Company achieves its target performance established by the Committee. At the Committee's discretion, payment of the Performance Shares will be paid in shares of Common Stock, in cash or a combination thereof. Although the Committee has retained its discretion regarding the payment of the Performance Shares in shares of Common Stock, cash or a combination thereof, the Committee currently intends for payment of the February 2002 Performance Share grants to be made in cash. The Performance Shares awarded by the Committee in February 2002 to employees that are not executive officers have the same terms as those granted to executive officers.

   All of the Options, Performance Shares and Phantom Stock granted under the Incentive Plan in February 2002 are subject to forfeiture if the recipient declines to execute an agreement modifying the payout terms of the 2000 and 2001 Performance Share grants as described below.

   Awards Granted Prior to 2002. In 1999, 2000 and 2001, the Committee granted
(1) Options and Performance Shares under the Incentive Plan to the executive officers, including all of the named executive officers (other than Mr. Allspach, who is compensated by Equistar), and (2) Options (or Phantom Stock in the case of non-United States employees) and Performance Shares to non-executive officers and other employees. The following table shows the outstanding Options, Performance Shares and Phantom Stock that were granted under the Incentive Plan prior to 2002 to each of the named executive officers, the executive officers as a group and the employees (including officers who are not executive officers) as a group. The awards granted prior to 2002 have terms comparable to those granted in February 2002 and described above. However, the Committee has approved a modification of the payout terms of the 2000 and 2001 Performance Share grants to provide for a minimum payout of 100% of the Performance Shares, subject to all other terms of the awards, if the recipient agrees to a modification of the change in control provisions of the original Performance Share grants to exclude certain transactions involving an acquisition by the Company of an additional interest in Equistar. Each executive officer has agreed to these modifications. A change in control transaction would result in accelerated payout of 100% of the Performance Shares.

   Outstanding Awards Granted Under 1999 Long-Term Incentive Plan Prior to 2002
   -----------------------------------------------------------------------------
                                                                      Securities
                                               Securities             Underlying
                                               Underlying Performance  Phantom
                      Name                     Options(1)  Shares(2)   Stock(1)
                      ----                     ---------- ----------- ----------
   Mr. Smith.................................  1,639,510    328,568         --
   Mr. Allspach..............................         --         --         --
   Mr. Blakely...............................    334,094     65,735         --
   Mr. Gelb..................................    365,572     75,365         --
   Mr. Dineen................................    220,228     46,969         --
   Executive officers as a group (8 persons
    as of March 1, 2002).....................  3,096,141    638,954         --
   Non-executive officers and other employees
    as a group (165 persons as of March 1,
    2002)....................................  3,438,043    763,375    208,986

--------
(1) Number of shares of the Company's Common Stock.
(2) Number of Performance Shares subject to Award.

2002 Awards

   Other than the Options granted to Mr. Smith, the Awards granted by the Committee in February 2002 are not conditioned on shareholder approval of the amendment and restatement of the Incentive Plan. A portion of Mr. Smith's 2002 Option grant is expressly conditioned on approval of the amendment and restatement of the Incentive Plan by holders of a majority of the outstanding shares of Common Stock present, or represented by proxy, and entitled to vote at the Annual Meeting and upon shareholder approval that satisfies applicable exchange requirements for shareholder approval. If the shareholders of the Company fail to approve the amendment and restatement of the Incentive Plan at the Annual Meeting, the number of shares subject to the Options granted to Mr. Smith in February 2002 will be reduced by 274,893 shares to 360,850 shares to conform to existing share limitations under the Incentive Plan, and Mr. Smith will receive a Cash Award equivalent in value to the contingent portion of his 2002 Option grant.

Federal Income Tax Consequences

   The following discussion summarizes some U.S. federal income tax consequences to participants in the Incentive Plan. This summary is based on statutory provisions, Treasury regulations thereunder, judicial decisions and rulings of the Internal Revenue Service (the "IRS") in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not cover, among other things, state, local or foreign tax treatment of participation in the Incentive Plan. Furthermore, differences in participants' financial situations may cause federal, state and local tax consequences of participation in the Incentive Plan to vary.

   Nonqualified Stock Options; Stock Appreciation Rights; Incentive Stock Options. Participants will not realize taxable income upon the grant of an NQSO or SAR. Upon the exercise of an NQSO or SAR, the Employee will recognize ordinary income (subject to withholding by the Company) in an amount equal to the excess of (1) the amount of cash and the fair market value on the date of exercise of the Common Stock received over (2) the exercise price (if any) paid therefor. The Employee will generally have a tax basis in any shares of Common Stock received pursuant to the exercise of an SAR, or pursuant to the cash exercise of an NQSO, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under "--Certain Tax Code Limitations on Deductibility" below, the Company (or a subsidiary) will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

   Employees will not have taxable income upon the grant of an ISO. Upon the exercise of an ISO, the Employee will not have taxable income, although the excess of the fair market value of the shares of Common Stock received upon exercise of the ISO ("ISO Stock") over the exercise price will increase the alternative minimum taxable income of the Employee, which may cause such Employee to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Employee's regular tax liability in a later year to the extent the Employee's regular tax liability is in excess of the alternative minimum tax for that year.

   Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), the Employee generally will recognize capital gain (or loss) equal to the difference between the amount received in the disposition and the exercise price paid by the Employee for the ISO Stock. However, if an Employee disposes of ISO Stock that has not been held for the requisite holding period (a "disqualifying disposition"), the Employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm's-length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the Employee for such ISO Stock. The Employee would also recognize capital gain (or, depending on the holding period, additional ordinary income) to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized in the disqualifying disposition (in the case of an arm's-length disposition to an unrelated party), such excess ordinarily would constitute a capital loss.

   The Company and its subsidiaries generally will not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless the Employee makes a disqualifying disposition of the ISO Stock. If an Employee makes such a disqualifying disposition, the Company (or a subsidiary) then, subject to the discussion below under "--Certain Tax Code Limitations on Deductibility," will be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the Employee under the rules described in the preceding paragraph.

   Under current rulings, if a participant transfers previously held shares of Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an NQSO or ISO, the participant will recognize income with respect to the Common Stock received in the manner described above, but no additional gain will be recognized as a result of the transfer of such previously held shares in satisfaction of the NQSO or ISO exercise price. Moreover, that number of shares of Common Stock received upon exercise which equals the number of shares of previously held Common Stock surrendered therefor in satisfaction of the NQSO or ISO exercise price will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares of Common Stock surrendered in satisfaction of the NQSO or ISO exercise price. Any additional shares of Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus, in the case of an NQSO, the amount of ordinary income recognized by the participant with respect to the Common Stock received.

   Awards Payable in Cash; Stock Unit Awards; Restricted Stock Awards. An Employee will recognize ordinary compensation income upon receipt of cash pursuant to an Award payable in cash or, if earlier, at the time such cash is otherwise made available for the Employee to draw upon it. An Employee will not have taxable income upon the grant of an Award of Performance Shares, Restricted Stock or Phantom Stock in the form of units denominated in Common Stock ("Stock Unit Award") but rather generally will recognize ordinary compensation income at the time the Employee receives Common Stock or cash in satisfaction of such Stock Unit Award in an amount equal to the fair market value of the Common Stock or cash received. In general, a participant will recognize ordinary compensation income as a result of the receipt of Common Stock pursuant to an Award of Performance Shares, Restricted Stock or Phantom Stock in an amount equal to the fair market value of the Common Stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the Common Stock when such stock is received.

   An Employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the Employee recognizes income under the rules described above with respect to Common Stock or cash received pursuant to a Cash Award or Stock Unit Award. Dividends that are received by a participant prior to the time that the Common Stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a participant in the Common Stock received will equal the amount recognized by the Employee as compensation income under the rules described in the preceding paragraph, and the Employee's holding period in such shares will begin on the date income is so recognized.

   Subject to the discussion under "--Certain Tax Code Limitations on Deductibility" below, the Company (or a subsidiary) will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

   Certain Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible by the Company (or a subsidiary), those amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability of the Company (or a subsidiary) to obtain a deduction for future payments under the Incentive Plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible. The ability of the Company (or a subsidiary) to obtain a deduction for amounts paid under the Incentive Plan could be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees of the Company to $1 million with respect to any such employee during any taxable year of the Company. However, certain exceptions apply to this limitation in the case of performance-based compensation. It is intended that the approval of the amendment and restatement of the Incentive Plan by the shareholders of the Company and the description of the Incentive Plan contained in this Proxy Statement will satisfy certain of the requirements for the performance-based exception and the Company will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 with respect to the grant and payment of certain performance-based Awards (including certain Options and SARs) so as to be eligible for the performance-based exception. However, it may not be desirable in all cases to satisfy all of the requirements for the exception and the Company may, in its sole discretion, determine that in one or more cases it is in its best interests to not satisfy the requirements for the performance-based exception.

Required Vote and Board of Directors' Recommendation

   The proposal will be approved if it receives approval by the holders of a majority of the outstanding shares of Common Stock present, or represented by proxy, and entitled to vote at the Annual Meeting, provided that the total votes cast must also exceed fifty percent of the shares of Common Stock outstanding and entitled to vote on the matter.

   The Board of Directors recommends a vote FOR approval of the amendment and restatement of the Lyondell Chemical Company 1999 Long-Term Incentive Plan. Properly dated and signed proxies will be so voted unless shareholders specify otherwise.

                            EXECUTIVE COMPENSATION

   The following table sets forth information regarding the Chief Executive Officer and the next four most highly compensated executive officers of the Company (collectively, the "named executive officers"). The notes to the table set forth additional explanatory information regarding the compensation described in the table.

                          Summary Compensation Table

                                                                    Long-Term Compensation
                                                                -------------------------------
                                     Annual Compensation               Awards          Payouts
                               -------------------------------- --------------------- ---------
                                                                Restricted Securities Long-term
                                                   Other Annual   Stock    Underlying Incentive  All Other
   Name and Principal           Salary             Compensation   Awards    Options    Payouts  Compensation
        Position          Year    ($)    Bonus ($)    ($)(a)      ($)(b)      (#)      ($)(c)      ($)(d)
   ------------------     ---- --------- --------- ------------ ---------- ---------- --------- ------------
Dan F. Smith(e).........  2001 1,018,004   741,209    10,517          --    640,650   1,434,580   120,159
President and Chief       2000 1,018,004 1,546,552     4,517          --    535,460     355,075   134,142
Executive Officer         1999   965,328 1,414,400     4,517          --    463,400     295,896   120,456

Robert T. Blakely(f)....  2001   485,004   235,421    16,807          --    147,574          --    55,958
Executive Vice President
 and                      2000   485,004   573,081    17,489          --     91,520          --   234,838
Chief Financial Officer   1999    83,943    92,100        --          --     95,000          --    16,063

Morris Gelb.............  2001   451,022   218,926     9,131          --    167,822     212,673    63,810
Executive Vice President
 and                      2000   451,022   532,928    12,711          --    106,050     116,689    70,889
Chief Operating Officer   1999   380,000   433,000     8,477          --     91,700      97,241    55,814

Eugene R. Allspach(g)...  2001   450,112    17,014    18,589          --    125,050     608,804    69,611
Executive Vice President
 of                       2000   450,112   103,031    14,720          --         --     227,220    68,437
Lyondell, and President
 and                      1999   413,088   480,300    13,926          --         --          --    60,737
Chief Operating Officer
of Equistar

Edward J. Dineen........  2001   400,010   177,984    10,456          --    120,098     166,691    54,886
Senior Vice President,    2000   400,010   405,130     6,926     202,794     53,630      75,980    51,560
Intermediates and
 Performance              1999   304,668   297,600     5,715          --     46,500      63,328    37,833
Chemicals

--------
(a) The amounts shown include imputed income in respect of the Long-Term Disability Plan and tax gross-ups in respect of financial counseling reimbursements, as set forth below:

  Imputed Income:

   Year                      Mr. Smith Mr. Blakely Mr. Gelb Mr. Allspach Mr. Dineen
   ----                      --------- ----------- -------- ------------ ----------
   2001....................   $4,517     $13,627    $4,867    $10,456      $7,456
   2000....................    4,517      11,339     8,354     10,456       6,926
   1999....................    4,517          --     4,392     10,018       5,715

   Financial Counseling Tax
    Gross-Ups:

   Year                      Mr. Smith Mr. Blakely Mr. Gelb Mr. Allspach Mr. Dineen
   ----                      --------- ----------- -------- ------------ ----------
   2001....................   $6,000     $ 3,180    $4,264    $ 8,133      $3,000
   2000....................       --       6,150     4,357      4,264          --
   1999....................       --          --     4,085      3,908          --

  "Tax gross-ups" refers to the additional reimbursement paid to a recipient to cover the federal income tax obligations associated with the underlying benefit, including an additional amount based on maximum applicable income tax rates. The amounts shown exclude perquisites and other benefits the total amount of which does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of the named executive officer.
(b) Mr. Dineen received a restricted stock award under the Lyondell Chemical Company Restricted Stock Plan (the "Restricted Stock Plan") on May 4, 2000, in connection with a promotion. Mr. Smith received a restricted stock award under the Restricted Stock Plan on June 18, 1999, in connection with his annual bonus for 1998. Mr. Gelb and Mr. Dineen were each awarded shares of restricted stock under the Restricted Stock Plan as a relocation bonus on August 4, 1998. The restricted stock awarded to Mr. Dineen in May 2000 (relating to his promotion) vests annually in three equal installments beginning on May 4, 2001. The restricted stock awarded to Mr. Smith in June 1999 (relating to his 1998 bonus) vested annually in three equal installments beginning on December 15, 1999 and, as of December 15, 2001, was completely vested. The restricted stock awarded to Mr. Gelb and Mr. Dineen in August 1998 (relating to their relocation bonuses) vested annually in three equal installments beginning on December 15, 1998 and, as of December 15, 2000, was completely vested. The valuation of Mr. Dineen's May 2000 restricted stock award in the table was calculated using the fair market value of the Company's Common Stock on the date of grant, which was $18.25 per share. The value of Mr. Dineen's unvested restricted stock (with respect to his May 2000 grant) at December 31, 2001, based on the Common Stock's closing price on December 31, 2001, was $106,157. The named executive officers receive dividends on shares of restricted stock at the same rate as all other shareholders.
(c) The payout amounts shown for all named executive officers (other than Mr. Allspach, who is compensated by Equistar) represent the sum of (1) deferred cash payments made by the Company with respect to restricted stock awards and (2) payments made with respect to performance shares granted by the Company in February 1999 with a performance cycle from January 1, 1999 to December 31, 2001, as set forth below. Mr. Blakely was appointed as Executive Vice President and Chief Financial Officer of the Company effective as of November 1, 1999. As a result, there are no long-term incentive payout amounts for Mr. Blakely for the periods presented in the table.

  Payments with respect to Restricted Stock:
  The payout amounts shown for Mr. Smith for 2001, 2000 and 1999 include the deferred cash payments made in 2001, 2000 and 1999, respectively, with respect to his June 1999 restricted stock grant (relating to his 1998 bonus award). Mr. Smith's 2001, 2000 and 1999 cash payments were equal to the value of the restricted stock to which he became vested in 2001, 2000 and 1999, respectively. The June 1999 restricted stock award to Mr. Smith vested with respect to one third of the shares covered thereby on December 15, 1999, on which date the Common Stock had a closing sale price of $11.5625; with respect to another one third of the shares covered thereby on December 15, 2000, on which date the Common Stock had a closing sale price of $13.875; and with respect to the final one third of the shares covered thereby on December 15, 2001. To determine the value of the restricted stock that vested on December 15, 2001, which was not a trading day on the New York Stock Exchange, the Company used the weighted average of the means between the highest and lowest sales prices on December 14, 2001 (the nearest trading day before December 15, 2001) and December 17, 2001 (the nearest trading day after December 15, 2001). The average was weighted based on the number of trading days between the dates used and December 15, 2001, the vesting date. The per share weighted average price used to determine the value of the Mr. Smith's shares that vested on December 15, 2001 was $14.0617. The payout amounts shown for Messrs. Gelb and Dineen for 2000 and 1999 represent the deferred cash payments made in 2000 and 1999, respectively, with respect to their August 1998 restricted stock grants (relating to their relocation bonuses). The 2000 and 1999 cash payments were equal to the value of the restricted stock to which Messrs. Gelb and Dineen became vested in 2000 and 1999, respectively. The August 1998 restricted stock awards to Messrs. Gelb and Dineen vested with respect to one third of the shares covered thereby on December 15, 1998, on which date the Common Stock had a closing sale price of $16.75; with respect to another one third of the shares covered thereby on December 15, 1999, on which date the Common Stock had a closing sale price of $11.5625; and with respect to the final one third of the shares covered thereby on December 15, 2000, on which date the Common Stock had a closing sale price of $13.875. The payout amount shown for Mr. Dineen for 2001 includes the deferred cash payment made with respect to his May 2000 restricted stock grant (relating to his promotion). The 2001 cash payment relating to Mr. Dineen's May 2000 grant was equal to the value of the restricted stock to which Mr. Dineen became vested in 2001. Mr. Dineen's May 2000 grant vested with respect to one third of the shares covered thereby on May 4, 2001, on which date the Common Stock had a closing sale price of $15.94.

  Payments with respect to Performance Shares:
  The amount earned pursuant to a performance share award from the Company is based on the Company's total shareholder return ranking over the course of the performance cycle. Over the 1999-2001 performance cycle, the Company received a total shareholder return percentile ranking of 41.1, resulting in a Lyondell performance share award payment equivalent to the value of 64.4% of each 1999 target performance share award. Performance share award payments may be made in shares of Common Stock, cash, or a combination thereof, at the discretion of the Compensation Committee. Payments with respect to the 1999 performance share awards were made in cash. The payout amounts shown for Messrs. Smith, Gelb and Dineen for 2001 include cash payments made with respect to their 1999 grants of performance shares in the following amounts: $1,074,741 for Mr. Smith; $212,673 for Mr. Gelb; and $107,649 for Mr. Dineen.

  The payout amounts shown for Mr. Allspach relate to awards made by Equistar to Mr. Allspach under the Equistar Chemicals, LP Bonus Plan, which awards entitle Mr. Allspach to deferred cash payments made in three annual installments. The amount shown for 2001 represents the initial one third of the amount earned with respect to 1999 and the second one third of the amount earned with respect to 1998. The amount shown for 2000 represents the initial one third of the amount earned with respect to 1998.
(d) The amounts shown include contributions to the Executive Supplementary Savings Plan, incremental executive medical plan premiums, financial counseling reimbursements and certain amounts in respect to the Executive Life Insurance Plan and the Optional Life Insurance Plan. In the case of Mr. Gelb and Mr. Dineen, the amounts shown also include certain amounts paid under comparable ARCO Chemical Company ("ARCO Chemical") plans subsequent to the acquisition of ARCO Chemical by Lyondell in July 1998. In the case of Mr. Allspach, the amounts shown also include amounts paid by Equistar under comparable Equistar plans with respect to service as an officer of Equistar. The amounts included for 2001 are as follows:

                             Mr. Smith Mr. Blakely Mr. Gelb Mr. Allspach Mr. Dineen
                             --------- ----------- -------- ------------ ----------
   Executive Supplementary
    Savings Plan...........   $81,441    $38,801   $36,082    $36,009     $32,001
   Incremental Medical Plan
    Premiums...............    16,007     11,857    16,007     16,007      16,007
   Financial Counseling
    Reimbursement..........    10,000      5,300     7,107     13,555       5,000
   Executive and Optional
    Life Insurance Plans...    12,711         --     4,614      4,040       1,878

(e) Mr. Smith also serves as Chief Executive Officer of Equistar. Mr. Smith does not receive any compensation from Equistar. However, in recognition of Mr. Smith's services as Chief Executive Officer of Equistar for 2001, Equistar paid an annual fee of $989,668 to Lyondell under a shared services agreement with Lyondell.
(f) Mr. Blakely was appointed as Executive Vice President and Chief Financial Officer of the Company effective as of November 1, 1999. The summary compensation information presented above includes compensation paid to Mr. Blakely by the Company subsequent to November 1, 1999.
(g) Mr. Allspach is compensated by Equistar and his compensation is determined by the compensation committee of the partnership governance committee of Equistar. The "Securities Underlying Options" shown in the table for Mr. Allspach represent "Equistar options" and were awarded under the Equistar Chemicals, LP Incentive Plan, as described in the Option Grants in 2001 table below. Mr. Allspach is retiring effective March 31, 2002.

                             Option Grants in 2001

                                           Individual Grants
                         -----------------------------------------------------
                                             % of Total                          Grant
                         No. of Securities Options Granted Exercise              Date
                            Underlying     to Employees in  Price   Expiration  Present
          Name            Options Granted       2001        ($/Sh)     Date    Value ($)
          ----           ----------------- --------------- -------- ---------- ---------
Mr. Smith(a)............      640,650           20.4        $16.25    2/1/11   2,613,852
Mr. Blakely(a)..........      147,574            4.7         16.25    2/1/11     602,102
Mr. Gelb(a).............      167,822            5.3         16.25    2/1/11     684,714
Mr. Allspach(b).........      125,050           14.4         17.21   2/13/11     847,801
Mr. Dineen(a)...........      120,098            3.8         16.25    2/1/11     490,000

--------
(a) The options granted to the named executive officers vest in one-third annual increments, with the first third vesting on February 1, 2002. The options are subject to early vesting under certain specified conditions. The grant date present value per share of options granted was estimated using the Black-Scholes option-pricing model and the following assumptions: fair value per share of options granted--$4.08; dividend yield--5.88%; expected volatility--42%; risk-free interest rate--5.28%; and maturity in years--10.
(b) Mr. Allspach's award represents "Equistar options" and was made by Equistar pursuant to the Equistar Chemicals, LP Incentive Plan. The Equistar options give participants the right to receive a cash payment equal to the increase in the value of a predetermined number of units whose value is determined by the composite market values of Lyondell, Millennium Chemicals Inc. and Occidental Petroleum Corporation common stock, weighted in proportions set by the compensation committee of the partnership governance committee of Equistar. The initial weighting factors set by Equistar's compensation committee are: (1) Lyondell, 45%,
    (2) Millennium Chemicals Inc., 45% and (3) Occidental Petroleum Corporation, 10%. However, Equistar's compensation committee has discretion to change the weighting factors. The Equistar options have an exercise price equal to the weighted composite market value of the common stock of the owner companies on the grant date, and vest in one-third annual increments, with the first third vesting on February 13, 2002. The "% of total options granted to employees in 2001" shown for Mr. Allspach reflects Mr. Allspach's percentage of Equistar options granted by Equistar to Equistar employees. The Equistar options are subject to early vesting under certain specified conditions. The grant date present value per unit of Equistar options granted was estimated using the Black-Scholes option-pricing model, on a three-year basis for each of Equistar's owners, and based on certain assumptions for each of Equistar's owners. The Black-Scholes values for the owner companies were then weighted in accordance with the weighting factors set forth above to estimate the grant date present value per unit of Equistar options. The following assumptions were used with respect Lyondell: fair value per share--$4.60; dividend yield-- 5.31%; expected volatility--49.53%; risk-free interest rate--5.58%; and maturity in years--10. The following assumptions were used with respect to Millennium Chemicals Inc.: fair value per share--$7.20; dividend yield-- 3.19%; expected volatility--50.21%; risk-free interest rate--5.58%; and maturity in years--10. The following assumptions were used with respect to Occidental Petroleum Corporation: fair value per share--$6.52; dividend yield--4.74%; expected volatility--38.51%; risk-free interest rate--5.58%; and maturity in years--10.

   No options were exercised during 2001 by any named executive officers. The following table shows the number of shares of Common Stock (or composite units, in the case of Mr. Allspach) represented by outstanding options held by each of the named executive officers as of December 31, 2001, including the value of "in-the-money" options, which represents the positive spread between the exercise price of any such option and the year end price of the Common Stock (or year end weighted composite market value, in the case of Mr. Allspach).

                      Option Values at December 31, 2001

                              Number of Securities
                             Underlying Unexercised      Value of Unexercised
                           Options at Fiscal Year-End   In-The-Money Options at
                                      (#)                 Fiscal Year-End ($)
                          ---------------------------- -------------------------
          Name            Exercisable(a) Unexercisable Exercisable Unexercisable
          ----            -------------- ------------- ----------- -------------
Mr. Smith(b).............    512,419       1,152,091     253,004      506,011
Mr. Blakely(b)...........     93,839         240,255     202,683      166,209
Mr. Gelb(b)..............     96,483         269,089      50,109      100,217
Mr. Allspach(c)..........         --         125,050          --           --
Mr. Dineen(b)............     48,876         171,352      25,339       50,681

--------
(a) Stock options granted by Lyondell prior to 1999 provided for the accrual of dividend share credits. The number of dividend share credits allocated on each record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (1) the number of shares subject to outstanding options and (2) the number of dividend share credits then credited to the optionee's account, and dividing the resulting figure by the fair market value of a share of Common Stock on the dividend record date. The participant receives dividend share credits not only on the number of shares covered by unexercised options but also on the number of dividend share credits already in the participant's account. Dividend share credits do not represent earned compensation and have no definite value until the date on which the options in respect of which the credits have been allocated are exercised. Dividend share credits are canceled upon an optionee's termination of employment under certain specified circumstances. As of December 31, 2001, 10,764 dividend share credits accrued to Mr. Smith's account. Messrs. Blakely, Gelb, Allspach and Dineen do not hold options granted under plans pursuant to which dividend share credits accrue.
(b) On December 31, 2001, the last reported closing sale price in 2001, as reported on the New York Stock Exchange, of Lyondell Common Stock was $14.33 per share.
(c) Mr. Allspach's Equistar options were awarded by Equistar pursuant to the Equistar Chemicals, LP Incentive Plan. The awards have an exercise price of $17.21, which is equal to the composite market value on the date of grant of the common stock of Equistar's owner companies, as weighted in proportions set by Equistar's compensation committee. The initial weighting factors set by Equistar's compensation committee are: (1) Lyondell, 45%, (2) Millennium Chemicals Inc., 45% and (3) Occidental Petroleum Corporation, 10%. However, Equistar's compensation committee has discretion to change the weighting factors. The composite market value of the common stock of Equistar's owner companies on December 31, 2001, as weighted in proportions set by Equistar's compensation committee, was $14.7715.

                   Long-Term Incentive Plans--Awards in 2001

                                        Performance or
                           Number of     Other Period         Estimated Future Payouts Under
                         Shares, Units       Until              Non-Stock Price-Based Plans
                            or Other     Maturation or  -------------------------------------------
          Name             Rights (#)       Payout      Threshold (#)   Target (#)    Maximum (#)
          ----           -------------- --------------- ------------- -------------- --------------
Mr. Smith(a)............ 161,038 shares 1/1/01-12/31/03 32,207 shares 161,038 shares 322,076 shares
Mr. Blakely(a)..........  37,095 shares 1/1/01-12/31/03  7,419 shares  37,095 shares  74,190 shares
Mr. Gelb(a).............  42,185 shares 1/1/01-12/31/03  8,437 shares  42,185 shares  84,370 shares
Mr. Allspach(b).........  39,786 units  1/1/01-12/31/03  7,957 units   39,786 units   79,572 units
Mr. Dineen(a)...........  30,189 shares 1/1/01-12/31/03  6,037 shares  30,189 shares  60,378 shares

--------
(a) The awards granted to each of Messrs. Smith, Blakely, Gelb and Dineen are pursuant to the Lyondell Chemical Company Long-Term Incentive Plan and represent awards of performance shares, which may be earned if the Company achieves its target performance over the years 2001-2003. Awards may be paid in Common Stock, cash or a combination thereof, at the discretion of the Compensation Committee. The Company's performance target is to achieve total shareholder return (defined as the change in market price of the Common Stock plus dividend yield measured over the course of the performance cycle) during the performance cycle of at least the fiftieth percentile, as compared to the companies in its peer group. In order for any performance shares to be earned under the original terms of the awards, the Company must achieve a total shareholder return ranking of at least the thirtieth percentile (the threshold amount); and total shareholder return in the eightieth percentile will result in the maximum payment set forth above. Shareholder returns between the thirtieth and fiftieth percentile, or between the fiftieth and eightieth percentile will be interpolated between the values listed above. Because each of Messrs. Smith, Blakely, Gelb and Dineen have agreed to modify the change in control provisions of their 2001 performance share awards to exclude certain transactions involving an acquisition by the Company of an additional interest in Equistar, the Compensation Committee has approved a minimum payment equal to the target number of shares set forth above. The companies composing the peer group are all chemical or specialty chemical companies and are substantially the same as those reflected in the Performance Graph on page 33 of this Proxy Statement.
(b) The award granted to Mr. Allspach is a performance share award pursuant to the Equistar Chemicals, LP Incentive Plan. Equistar performance share awards allow participants to receive a cash payment equal to the value of a predetermined number of units whose value is determined by the composite market value of Lyondell, Millennium Chemicals Inc. and Occidental Petroleum Corporation common stock, weighted in proportions set by Equistar's compensation committee. The initial weighting factors set by Equistar's compensation committee are: (1) Lyondell, 45%, (2) Millennium Chemicals Inc., 45% and (3) Occidental Petroleum Corporation, 10%. However, Equistar's compensation committee has discretion to change the weighting factors. Equistar performance share awards may only be paid in cash. The cash amount actually paid to participants will depend on the weighted composite total shareholder return for the owner companies over the 2001-2003 performance cycle. The performance target is to achieve total shareholder return (defined as the change in composite fair market value of a unit plus composite dividend yield measured over the course of the performance cycle) during the performance cycle of at least the fiftieth percentile, as compared to the companies in the peer group. In order for any performance shares to be earned, a total shareholder return ranking of at least the thirtieth percentile (the threshold amount) must be achieved; and total shareholder return in the eightieth percentile will result in the maximum payment set forth above. Shareholder returns between the thirtieth and fiftieth percentile, or between the fiftieth and eightieth percentile will be interpolated between the values listed above. The companies composing the peer group are all chemical or specialty chemical companies and are substantially the same as those reflected in the Performance Graph on page 33 of this Proxy Statement.

                            ANNUAL PENSION BENEFITS

   The following table shows estimated annual pension benefits payable to the Company's employees, including executive officers of the Company, upon retirement at age 65 based on credited service as of January 1, 2002, under the provisions of the Lyondell Retirement Plan and the Lyondell Supplementary Executive Retirement Plan (together, the "Lyondell Retirement Plan").

                          Lyondell Pension Table (a)

   Average Final Earnings
            (Base             Approximate Annual Benefit for Years of Membership
  Salary plus Annual Bonus)                Service Indicated (b)(c)
  Highest Three Consecutive   --------------------------------------------------
 Years out of Last 10 Years   15 Years 20 Years  25 Years   30 Years   35 Years
 --------------------------   -------- -------- ---------- ---------- ----------
 $3,200,000.................  $737,866 $983,822 $1,229,777 $1,475,732 $1,721,688
  3,000,000.................   691,666  922,222  1,152,777  1,383,332  1,613,888
  2,800,000.................   645,466  860,622  1,075,777  1,290,932  1,506,088
  2,600,000.................   599,266  799,022    998,777  1,198,532  1,398,288
  2,400,000.................   553,066  737,422    921,777  1,106,132  1,290,488
  2,200,000.................   506,866  675,822    844,777  1,013,732  1,182,688
  2,000,000.................   460,666  614,222    767,777    921,332  1,074,888
  1,800,000.................   414,466  552,622    690,777    828,932    967,088
  1,600,000.................   368,266  491,022    613,777    736,532    859,288
  1,400,000.................   322,066  429,422    536,777    644,132    751,488
  1,200,000.................   275,866  367,822    459,777    551,732    643,688
  1,000,000.................   229,666  306,222    382,777    459,332    535,888
    800,000.................   183,466  244,622    305,777    366,932    428,088
    600,000.................   137,266  183,022    228,777    274,532    320,288
    400,000.................    91,066  121,422    151,777    182,132    212,488
    200,000.................    44,866   59,822     74,777     89,732    104,688

--------
(a) Messrs. Gelb, Allspach and Dineen do not participate in the Lyondell Retirement Plan.
(b) As of December 31, 2001, the credited years of service (rounded to the nearest whole number) under the Lyondell Retirement Plan for the participating named executive officers were: Mr. Smith, 27; and Mr. Blakely, 2.
(c) All employees' (including executive officers') years of service with Atlantic Richfield Company prior to the creation of Lyondell have been credited under the Company's retirement plans.

   The following table shows estimated annual pension benefits payable to certain former employees of ARCO Chemical, including certain executive officers of the Company such as Mr. Gelb and Mr. Dineen, upon retirement at age 65 based on credited service as of January 1, 2002, under the provisions of the Lyondell Chemical Company Retirement Plan for Former ARCO Chemical Company Employees and the Lyondell Supplementary Executive Retirement Plan (together, the "ACC Retirement Plan").

                            ACC Pension Plan Table

   Average Final Earnings (Base      Approximate Annual Benefit for Years of
    Salary plus Annual Bonus)            Membership Service Indicated(a)
    Highest Three Consecutive      --------------------------------------------
    Years out of Last 10 Years     15 Years 20 Years 25 Years 30 Years 35 Years
   ----------------------------    -------- -------- -------- -------- --------
$1,200,000........................ $268,703 $364,271 $459,839 $555,407 $650,974
 1,100,000........................  246,203  333,771  421,339  508,907  596,474
 1,000,000........................  223,703  303,271  382,839  462,407  541,974
   900,000........................  201,203  272,771  344,339  415,907  487,474
   800,000........................  178,703  242,271  305,839  369,407  432,974
   700,000........................  156,203  211,771  267,339  322,907  378,474
   600,000........................  133,703  181,271  228,839  276,407  323,974
   500,000........................  111,203  150,771  190,339  229,907  269,474
   400,000........................   88,703  120,271  151,839  183,407  214,974
   300,000........................   66,203   89,771  113,339  136,907  160,474
   200,000........................   43,703   59,271   74,839   90,407  105,974
--------
(a) As of December 31, 2001, the credited years of service (rounded to the nearest whole number) under the ACC Retirement Plan for the participating named executive officers were: Mr. Gelb, 32; and Mr. Dineen, 24.

   The following table shows estimated annual pension benefits payable to Equistar's employees, including Mr. Allspach, upon retirement at age 65 based on credited service as of January 1, 2002, under the provisions of the Equistar Retirement Plan and the Equistar Supplementary Executive Retirement
Plan (together, the "Equistar Retirement Plan").

                          Equistar Pension Plan Table

   Average Final Earnings (Base      Approximate Annual Benefit for Years of
    Salary plus Annual Bonus)             Membership Service Indicated(a)
    Highest Three Consecutive      --------------------------------------------
    Years out of Last 10 Years     15 Years 20 Years 25 Years 30 Years 35 Years
   ----------------------------    -------- -------- -------- -------- --------
$1,200,000........................ $239,616 $319,488 $399,360 $479,232 $559,104
 1,100,000........................  219,648  292,864  366,080  439,296  512,512
 1,000,000........................  199,680  266,240  332,800  399,360  465,920
   900,000........................  179,712  239,616  299,520  359,424  419,328
   800,000........................  159,744  212,992  266,240  319,488  372,736
   700,000........................  139,776  186,368  232,960  279,552  326,144
   600,000........................  119,808  159,744  199,680  239,616  279,552
   500,000........................   99,840  133,120  166,400  199,680  232,960
   400,000........................   79,872  106,496  133,120  159,744  186,368
   300,000........................   59,904   79,872   99,840  119,808  139,776
   200,000........................   39,936   53,248   66,560   79,872   93,184

--------
(a) Mr. Allspach is a participant in the Equistar Retirement Plan with four years of credited service (rounded to the nearest whole number) as of December 31, 2001. Mr. Allspach is retiring effective March 31, 2002.

   The amounts shown in the above tables are necessarily based upon certain assumptions, including retirement of the employee at age 65, based on credited services as of January 1, 2002, and payment for the life of the employee only with a guaranteed minimum payment period of 60 months. The amounts will change if the payment is made under any other form of retirement benefit permitted by the respective retirement plan, or if an employee's actual retirement occurred after January 1, 2002, since the "annual covered compensation level" of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee's subsequent years of membership service. The covered compensation for which retirement benefits are computed under each of the Lyondell Retirement Plan, the ACC Retirement Plan and the Equistar Retirement Plan is the average of the participant's highest three consecutive years out of the last ten years of base salary plus annual bonus. Base salary and annual bonus amounts are set forth under the "Salary" and "Bonus" headings in the Summary Compensation Table. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts. However, the Lyondell Retirement Plan and the ACC Retirement Plan provide a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.

                       EXECUTIVE SEVERANCE ARRANGEMENTS

   On March 15, 1999, the Compensation Committee adopted the Lyondell Chemical Company Executive Severance Pay Plan (the "Severance Plan"), which generally applies to all officers of the Company, including Messrs. Smith, Blakely, Gelb, Allspach and Dineen, and certain other key members of management that are designated by the Chief Executive Officer. Effective as of October 5, 2000, the Compensation Committee amended and restated the Severance Plan to cover officers and other key members of management (as designated by the Chief Executive Officer of Lyondell) of the Company's subsidiaries, including Equistar and LYONDELL-CITGO Refining LP. The Severance Plan provides for the payment of certain benefits to covered employees upon certain terminations following a Change in Control of the Company. Effective as of January 1, 2002, under the Severance Plan, a "Change in Control" of the Company means any one of the following events:

  . the incumbent directors of the Company (directors as of February 1, 1999 or individuals recommended or approved by a majority of the then incumbent directors other than as a result of either an actual or threatened election contest) cease to constitute at least a majority of the Company's Board of Directors,

  . the shareholders of the Company approve a merger, consolidation, or recapitalization of the Company, or a sale of substantially all the Company's assets, unless immediately after the consummation of the transaction, the shareholders of the Company immediately prior to the transaction would own 80% or more of the then outstanding equity interests and combined voting power of the then outstanding voting securities of the resulting entity, and the incumbent directors at the time of initial approval of the transaction would, immediately after the transaction, constitute a majority of the Board of Directors or similar managing group of such resulting entity,

  . the shareholders of the Company approve any plan for the liquidation or dissolution of the Company, or

  . any person shall become the beneficial owner of more than 20% of the outstanding Common Stock or combined voting power of all voting securities of the Company, unless such person exceeds 20% ownership solely as a result of (A) the Company acquiring securities and correspondingly reducing the number of shares or other voting securities outstanding, (B) an acquisition of securities directly from the Company except for any conversion of a security that was not acquired directly from the Company or (C) a direct or indirect acquisition by Occidental Petroleum Corporation ("Occidental") or Millennium Chemicals Inc. ("Millennium") (or an affiliate) of beneficial ownership of securities representing (x) in the case of Occidental and its affiliates, no more than 40%, (y) in the case of Millennium and its affiliates, no more than 40%, and (z) in the case of Occidental and Millennium and their respective affiliates in the aggregate, no more than 49% of either the then outstanding Common Stock or combined voting power of the then outstanding voting securities of the Company, as contemplated by any agreement between the Company and Occidental and/or Millennium or their affiliates where, as a result of the transaction or series of related transactions, the Company or the resulting entity owns a greater percentage equity interest in Equistar than the Company owned immediately prior to the transactions. If a person referred to in either
    (A) or (B) of this clause shall thereafter become the beneficial owner of additional shares of Common Stock or other ownership interests representing 1% or more of the outstanding shares of Common Stock or 1% or more of the combined voting power of the Company (other than by stock split, stock dividend or similar transaction or as a result of an event described in (A), (B) or (C) of this clause), then a Change in Control will be deemed to have occurred.

   A Change in Control will not be deemed to occur under the second bullet of the paragraph above if each of the following conditions is met: (1) the transaction is between the Company and/or its affiliates and Millennium and/or its affiliates, (2) the Company or an entity that was a wholly owned subsidiary of the Company prior to the transaction has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, immediately after the transaction, (3) Millennium or an entity that was a wholly owned subsidiary of Millennium prior to the transaction has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, immediately after the transaction, and (4) as a result of the transaction, the Company or its affiliates own a greater percentage equity interest in Equistar than the Company owned immediately prior to the transaction.

   If an employee covered under the Severance Plan is terminated by his or her employer without cause or by the employee for good reason (which includes certain "constructive" terminations) within two years following a Change in Control, the employee will be entitled to receive from the Company a payment under the Severance Plan equal to one times to three times annual earnings, depending on the employee's position with his or her employer. Annual earnings for this purpose is generally the sum of an employee's base pay plus target annual bonus. Each of Messrs. Smith, Blakely and Gelb would receive from the Company a payment equal to three times his annual earnings. Mr. Dineen would receive from the Company a payment equal to two times his annual earnings. Upon retirement, Mr. Allspach will no longer be covered by the Severance Plan. Outstanding Lyondell option awards, if any, to covered employees will be automatically vested. Covered employees will also receive, at the Company's expense: (1) eligibility to commence vested early retirement benefits under the Company's or a subsidiary's retirement plans, actuarially reduced for early commencement, and retiree medical coverage; (2) continuation of welfare benefit coverages for a period of two years following termination; and (3) outplacement services for a period of one year, at a cost not to exceed $40,000. In addition, covered employees will receive a gross-up payment from the Company for the amount of the excise tax liability, if any, imposed pursuant to Code Section 4999 with respect to any benefits paid in connection with the Change in Control. In order to receive benefits under the Severance Plan, a covered employee must sign a general release of claims against the Company and its affiliates. Upon a Change in Control, if applicable, the Company also will deposit into the Company's Supplemental Executive Benefit Plans Trust any additional assets necessary to fully fund the benefits due under the Supplementary Executive Retirement Plan and the Executive Deferral Plan. The Severance Plan may be amended or terminated at any time prior to a Change in Control or, if earlier, prior to the date that a third party submits a proposal to the Board of Directors that is reasonably calculated, in the judgment of the Compensation Committee, to effect a Change in Control. The Severance Plan may not be amended to deprive a covered employee of benefits after a Change in Control.

                               PERFORMANCE GRAPH

   The graph below compares the cumulative total return to shareholders of the Company for a five-year period (December 31, 1996 to December 31, 2001) with the cumulative total return to shareholders of the S&P 500 Stock Index and a peer group.

   The Peer Group, which is substantially the same as the peer group used in calculating total shareholder return for performance share awards, consists of: Air Products and Chemicals, Inc., Airgas, Inc., Albemarle Corporation, Cabot Corporation, Calgon Carbon Corporation, Crompton Corporation, Cytec Industries, Inc., Dow Chemical Company, EI DuPont de Nemours & Company, Eastman Chemical Company, Ecolab, Inc., Engelhard Corporation, Ethyl Corporation, Ferro Corporation, FMC Corporation, HB Fuller Company, Georgia Gulf Corporation, B. F. Goodrich Company, W. R. Grace & Co., Great Lakes Chemical Corporation, Hercules Incorporated, IMC Global, Inc., International Flavors and Fragrances, Lubrizol Corporation, Minerals Technologies Inc., Olin Corporation, PolyOne Corporation, PPG Industries, Inc., Praxair Inc., Rohm & Haas Company, RPM Incorporated, A Schulman, Inc., Sigma-Aldrich Corporation, Solutia, Inc. and Lyondell.

                 Comparison of 5 Year Cumulative Total Return
                      Assumes Initial Investment of $100



                                    [GRAPH]

                                  1996    1997    1998    1999    2000    2001
                                 ------- ------- ------- ------- ------- -------
Lyondell........................ $100.00 $124.38 $ 87.74 $ 65.97 $ 85.22 $ 84.65
S&P 500.........................  100.00  133.36  171.47  207.56  188.66  166.24
Peer Group......................  100.00  121.55  105.70  124.19  107.89  107.55

--------
(a) Group total returns are weighted by average annual market capitalization for Peer Group companies as of the beginning of each year and assume the reinvestment of dividends. Union Carbide Corporation was previously listed in the peer group. As a result of its merger with Dow Chemical Company, which is listed in the peer group, Union Carbide Corporation is no longer listed in the peer group.

   Pursuant to SEC Rules, the foregoing "Performance Graph" section of the Proxy Statement and the "Compensation Committee Report" that follows are not deemed "filed" with the SEC and are not incorporated by reference into the Company's Annual Report on Form 10-K.

                         COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Board of Directors (the "Committee") is composed of five Non-Employee Directors: Travis Engen (Chairman), Dr. William
T. Butler, Stephen F. Hinchliffe, Jr., David J. Lesar and Dudley C. Mecum II. The Committee has responsibility for establishing and administering the pay philosophy, policies, and plans for the executive officers of the Company. The Committee conducts an annual review of executive pay and approves all salary changes, grants and awards to officers of Lyondell. The partnership governance committee of Equistar Chemicals, LP determines the salaries and incentive compensation for Equistar's executive officers employed by Equistar, including Mr. Allspach.

Executive Pay Philosophy

   The overriding principle behind the Company's pay philosophy is that pay must support the Company's primary objective of creating shareholder value and that premium pay will be provided for premium performance. Specific elements of this philosophy are:

  . Executive base salaries should be comparable to salaries for similar positions in a broad group of industrial and chemical companies that are similar to Lyondell, with incentives varying substantially commensurate with the Company's performance and designed to account for the cyclical nature of the Company's businesses.

  . The pay programs should foster a team orientation and a high degree of cooperation and coordination among top management.

  . Performance should be defined in terms of measures that directly link to or strongly influence Lyondell's shareholder value and achievement of strategic business and other performance objectives.

  . Substantial ownership in the Company's stock among executives should be highly encouraged so that management interests are closely aligned with shareholders in terms of both risk and reward.

   Driven by this philosophy, the Company's executive pay program has been designed to encourage a long-term performance orientation, with performance measures strongly related to shareholder value creation. Further, the program is designed to facilitate ownership of Company stock. As a result, the Company's total pay package is designed to be highly sensitive to the Company's performance, defined in terms of shareholder value creation.

Base Salary

   Pursuant to the pay philosophy, Lyondell's executive base salaries generally are targeted at the fiftieth percentile of the market according to nationally recognized surveys for industrial and chemical companies. The market data used are reflective of the Company's size, as measured by enterprise revenues.

   Generally, the Committee assesses market pay by position by relying on published surveys covering a group of industrial and chemical companies. Using this data, salary adjustments generally are made such that salaries for most executives are set at the median of the market. During 2001, based on management recommendations, Mr. Smith and the named executive officers did not receive an increase in base salary. Although the Committee believes that most of the Company's executive officers currently are being compensated at a level that is below the median of the market, in recognition of the current business conditions in the chemical industry, the Committee has determined that Mr. Smith and the other named executive officers will not receive an increase in base salary for 2002.

Long Term Incentive Plan

   In 1999, the shareholders approved the Lyondell Chemical Company 1999 Long-Term Incentive Plan (the "Long Term Incentive Plan"), the executive incentive compensation program for the Company. The Long Term Incentive Plan provides the Committee with sufficient tools to provide long-term incentive compensation that is closely tied to the creation of shareholder value. The Long Term Incentive Plan allows the Committee to make long-term incentive awards in the form of stock options, restricted stock, performance shares, phantom stock or stock appreciation rights, and to make cash bonus payments. Under this program, incentive compensation opportunities for 2001 were delivered in three forms:

  . An annual cash award, which rewards management for economic value as determined by the Committee.

  . Stock options, granted at 100 percent of fair market value, having a term of ten years and vesting at a rate of one-third per year over three years, with accelerated vesting if the stock price increases 100 percent. The stock option awards are intended to provide incentive to participants to increase the Company's share price over time.

  . A performance share arrangement, under which executives may earn a target number of shares of Lyondell stock (or a cash amount equal to the value of those shares) based on the Company's cumulative total shareholder return (stock price growth plus reinvested dividends, measured over the course of the performance cycle) relative to a chemical industry group that is substantially the same as the peer group used in the Performance Graph on page 33 of this Proxy Statement. The actual number of shares or equivalent cash amount earned may vary from the target amount based on the Company's cumulative total shareholder return, measured over the course of the performance cycle. The performance shares are intended to provide incentive to participants to improve Lyondell's total shareholder return performance compared to comparable companies in the chemical industry.

   Based on published, nationally recognized compensation surveys for industrial and chemical companies, the Committee established a percentage of base salary that would, subject to attainment by the Company of objective financial results as established by the Committee, be payable in incentive compensation to Lyondell executive officers (excluding Mr. Allspach, who is compensated under Equistar's incentive plan). The percentages for both annual cash bonus and long-term compensation were targeted at the industry medians for such compensation, as reflected in the published surveys. The Long Term Incentive Plan recognizes the deeply cyclical nature of the chemical industry, which experiences significant year-to-year swings in financial results. The Long Term Incentive Plan reflects the continuing focus on encouraging growth in economic value over the long term and provides award mechanisms designed to moderate the effect of the cycle on pay over the longer term. The Committee believes that this approach to pay enables the Company to attract, retain and reward executive talent competitively.

 Annual Cash Award

   The 2001 annual cash bonus formula for executive officers and other senior managers of the Company was approved by the Committee in February 2001. As in prior years, the formula uses a rolling five-year average of economic value. Economic value measures the Company's cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in the Company by the Company's weighted average cost of capital. Although implementation of the formula can result in bonuses being paid in years where the Company incurs losses in economic value, such as was the case in 2001, the Committee believes that it reflects the Company's pay philosophy of encouraging growth in economic value over the long-term and dampening the effect of earnings cyclicality in the chemical industry.

 Long-Term Incentives

   For 2001, long-term incentive compensation was split equally between stock options and performance shares, both of which are linked directly to shareholder return. The exercise price for stock options cannot be less than the fair market value of the Company's common stock on the date of grant. Thus, the value of the shareholders' investment in the Company must appreciate before an optionee receives any financial benefit from the option. The number of shares subject to stock options granted in 2001 was calculated using the Black-Scholes model, including the assumptions set forth under the Option Grants in 2001 table set forth on page 26 of this Proxy Statement. The number of target performance shares for each executive officer was calculated using the average fair market value of the Company's common stock during the first ten business days of 2001. The terms of the 2001 performance shares granted to the named executive officers are shown in the Long-Term Incentive Plans--Awards in 2001 table on page 28 of this Proxy Statement.

 2002 Grants

   In February 2002, the Committee made grants of stock options and performance shares under the Long Term Incentive Plan to Mr. Smith and the other executive officers and approved performance objectives for cash awards. A portion of the February 2002 stock options granted to Mr. Smith are contingent upon shareholder approval of the amendment and restatement of the Long Term Incentive Plan, as described in Proposal 3 of this Proxy Statement. None of the other grants are contingent upon shareholder approval of the amendment and restatement.

Stock Ownership Guidelines

   The Committee has adopted stock ownership guidelines for executive officers as a way to align more closely the interests of the key executive officers with those of the shareholders. The current ownership targets are as follows:

                                                                     Value as a
                                                                     Multiple of
      Position                                                       Base Salary
      --------                                                       -----------
      Chief Executive Officer.......................................     4.0
      Executive Vice President......................................     3.0
      Senior Vice President.........................................     2.0
      Vice President................................................     1.0

   All shares which are beneficially owned, including, if applicable, shares of unvested restricted stock and shares held in the Company's 401(k) plan, but excluding unexercised stock options, count toward fulfillment of the ownership guidelines. Although the stock ownership guidelines are not part of the Long Term Incentive Plan, the executives are requested to own shares valued at the above listed multiples of base salary within five years of their initial participation in the Long Term Incentive Plan. At its March 2002 meeting, the Committee reviewed the progress of the covered executives relative to compliance with the stock ownership guidelines and determined that all of the named executive officers are currently on track to be in compliance with the stock ownership guidelines at the end of the five year period.

Chief Executive Officer's 2001 Pay

   In November 2000, the Committee decided that Mr. Smith's 2001 base salary should remain at $1,018,004. In addition, in November 2001, the Committee determined that Mr. Smith's 2002 base salary should remain at $1,018,004. The Committee's objective is to move officer pay towards the targeted level at the median competitive salary for industrial and chemical companies of similar size as determined from published compensation surveys. Based on these surveys, Mr. Smith was eligible for an increase in base salary for 2001 and 2002. However, in recognition of business conditions, Mr. Smith's salary was not increased for 2001 or 2002.

   Using the criteria discussed earlier in this Compensation Committee Report, in February 2001, Mr. Smith received a grant of 640,650 stock options and 161,038 performance shares under the Long Term Incentive Plan. The stock options were granted at an exercise price of $16.25 per share. Performance shares are based on a three-year total shareholder return for Lyondell as compared to a chemical industry peer group for the period 2001-2003, as further described on page 28 of this Proxy Statement.

   In February 2002, Mr. Smith received an annual cash award of $741,209 under the Company's Long Term Incentive Plan with respect to the five-year measurement period ended December 31, 2001. The Committee believes that this award was appropriate given the Company's achievements in creating value during the five-year measurement period, as measured by economic value. Mr. Smith's annual cash award was less than his targeted award, primarily as a result of the business environment during 2001.

Omnibus Budget Reconciliation Act of 1993

   Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 limits the deductibility of pay in excess of $1 million paid to the Company's Chief Executive Officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such pay meets certain requirements. The Committee seeks to qualify compensation for deductibility, but retains the discretion to pay non-deductible amounts if that would be in the best interests of the Company and shareholders.

Compensation Committee Members

   The Compensation Committee believes that shareholders are well served by Lyondell's executive management team and that the executive pay philosophy and programs that have been established support the long-term success of the Company. This report is submitted by the Compensation Committee of the Board of Directors of Lyondell.

Respectfully submitted,

Travis Engen (Chairman)
Dr. William T. Butler
Stephen F. Hinchliffe, Jr.
David J. Lesar
Dudley C. Mecum II

The Compensation Committee

Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee are Travis Engen (Chairman), Dr. William T. Butler, Stephen F. Hinchliffe, Jr., David J. Lesar and Dudley C. Mecum II. Mr. Smith, President and Chief Executive Officer and a director of Lyondell, also serves as Chief Executive Officer and a member of the Partnership Governance Committee of Equistar. In addition, Mr. Blakely, Executive Vice President and Chief Financial Officer of Lyondell, is a member of the Partnership Governance Committee and the Compensation Committee of Equistar.

   Lyondell, Equistar and two other joint ventures in which Lyondell has ownership interests, LYONDELL-CITGO Refining LP ("LCR") and Lyondell Methanol Company, L.P. ("LMC"), engage in numerous transactions. Lyondell believes that these transactions were obtained on terms substantially no more or less favorable than those that would have been agreed upon by third parties on an arm's-length basis. In 2001, Lyondell and LCR purchased $405 million and $359 million, respectively, of chemicals from Equistar, and Equistar purchased $4 million and $203 million, respectively, of products from Lyondell and LCR. LMC purchased $86 million of natural gas from Equistar in 2001. LMC also paid Equistar a fee of $6 million in 2001 in exchange for provision of operating and other services, including the lease to LMC by Equistar of the real property on which LMC's methanol plant is located. LMC sells all of its product to Equistar, which amounted to $151 million in 2001. Equistar and LCR are parties to tolling, terminaling and storage and other arrangements, for which Equistar paid LCR $2 million in 2001 and LCR paid Equistar $21 million in 2001. Equistar also paid Lyondell $148 million in 2001 for various administrative and other services, including for the services of Mr. Smith. Lyondell also has various service (including administrative service) and cost sharing arrangements with LCR. In 2001, LCR billed Lyondell $3 million and Lyondell billed LCR $3 million under these arrangements. Lyondell generally expects that transactions of a similar nature will occur between Lyondell, Equistar, LCR and LMC during 2002.

                           COMPENSATION OF DIRECTORS

Directors' Fees

   Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof. During 2001, Non-Employee Directors were paid an annual retainer of $40,000 (of which $10,000 was paid in deferred stock units ("Deferred Stock Units") and $1,250 for each Board or committee meeting attended, and were reimbursed for travel and other related expenses incurred in attending such meetings. In addition, the Non-Employee Directors who served as Chairmen of the Audit, Compensation and Corporate Governance and Responsibility Committees each received $7,500. The non-employee Chairman of the Board received an additional $40,000, of which $10,000 was in the form of Deferred Stock Units. At the election of each Non-Employee Director, the portion of the annual retainer, meeting fees and committee chair fees that is not automatically paid in Deferred Stock Units is (1) paid in cash currently,
(2) deferred under the Directors' Deferral Plan (described below) as cash or
(3) deferred under the Directors' Deferral Plan as Deferred Stock Units.

   Prior to 2001, Non-Employee Directors received shares of restricted stock ("Restricted Shares") instead of the Deferred Stock Units they received in 2001.

Stock Ownership Guidelines

   The Company believes paying a portion of the directors' compensation in stock further aligns the directors' interests with the shareholders' interests and, accordingly, has adopted stock ownership guidelines for its Non-Employee Directors. Non-Employee Directors are encouraged to hold shares equal to four times the annual base retainer, and each Non-Employee Director is expected to achieve the targeted ownership levels by the later of November 2005 or five years from the date of his or her nomination as a Non-Employee Director. All shares beneficially owned, including Restricted Shares and other equity-based instruments such as Deferred Stock Units and phantom stock, are counted towards fulfillment of the stock ownership guidelines. Unexercised stock options, unless both vested and in-the-money, do not count towards fulfillment of the stock ownership guidelines.

Deferred Stock Units

   Deferred Stock Units were granted as part of the annual retainer for 2001 and were valued at approximately $10,000. Deemed dividends attributed to Deferred Stock Units are credited as additional Deferred Stock Units. Non-Employee Directors may elect to have the remainder of their fees, which are credited on a quarterly basis, (1) paid in cash currently, (2) deferred under the Directors' Deferral Plan as cash or (3) deferred under the Directors' Deferral Plan as Deferred Stock Units. Once a year, with prior written notice, Non-Employee Directors may switch their elections under the Directors' Deferral Plan between deferred cash with an interest credit and Deferred Stock Units with dividend equivalents credited as additional Deferred Stock Units. Unlike Restricted Shares, the Deferred Stock Units do not carry voting rights and are not subject to forfeiture.

Deferral Plan for Non-Employee Directors

   The Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors (the "Directors' Deferral Plan") provides for the grant of Deferred Stock Units to Non-Employee Directors as part of their compensation, and provides Non-Employee Directors with the option to defer the remainder of their fees as cash or as Deferred Stock Units.

   Under the Directors' Deferral Plan, the minimum amount that may be elected to be deferred is $8,000 and the maximum is 100 percent of the director's retainer and meeting fees per year. Amounts may be deferred until retirement from their regular employment or resignation from the Board, unless the director has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon the director's death, retirement or resignation, benefits are payable, in accordance with the director's prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. All payments from the Directors' Deferral Plan, including payments with respect to Deferred Stock Units, will be made in cash. The benefits under the Directors' Deferral Plan are secured through a grantor trust. A participant's account under the Directors' Deferral Plan will accrue interest at a rate established by the Company annually prior to the commencement of each year. The guaranteed minimum rate of interest is not less than the Citibank base rate. The interest rate for 2001 was 7.82 percent.

Stock Options Granted to Directors

   On February 1, 2001, the Board of Directors approved the grant to each Non-Employee Director of an option to acquire 5,000 shares of Common Stock at an exercise price of $16.25, representing the closing sale price of a share of Common Stock on February 1, 2001. The options vest annually in one third increments, subject to early vesting in certain situations. The shares deliverable upon the exercise of an option must be treasury shares.

   On February 8, 2002, the Board of Directors approved the grant to each Non-Employee Director of an option to acquire 5,000 shares of Common Stock at an exercise price of $13.80, representing the average closing sale price of the Common Stock for the first ten trading days of 2002. (The closing sale price of a share of Common Stock on February 8, 2002 was $13.38.) The options vest annually in one third increments, subject to early vesting in certain situations. The shares deliverable upon the exercise of an option must be treasury shares.

Retirement Plan for Non-Employee Directors

   The Lyondell Chemical Company Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") is a non-qualified retirement plan for directors who are not employees of the Company. The annual retirement benefit is equal to the director's annual retainer fee immediately preceding the director's retirement from the Board of Directors. A director vests in the benefit upon serving three years as a member of the Board of Directors, or, in the case of a retired Company officer, three years following retirement as an officer of the Company. The benefit is payable for a period of time equal to a director's service on the Board of Directors, or, in the case of retired officers of the Company, to the director's service on the Board of Directors following retirement as an officer. However, if a director has served for at least 15 years as a member of the Board of Directors, excluding years of service when the director was also an officer of the Company, the benefit shall be paid for the greater of the period described in the preceding sentence or until death. Benefits commence at age 65, or, if later, at the time the director retires from the Board of Directors. A surviving spouse is entitled to receive fifty percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies prior to retirement from the Board of Directors or, if he or she dies after retirement from the Board of Directors, the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors' Retirement Plan are secured through a grantor trust.

   In October 1998, the Board of Directors amended and restated the Directors' Retirement Plan to close such plan to new directors and to give those directors covered under the Directors' Retirement Plan the option of: (1) continuing to accrue benefits under the Directors' Retirement Plan; (2) retaining their existing benefits as of December 31, 1998; or (3) electing to receive a payment equal to the present value of their benefits under the Directors' Retirement Plan in the form of deferred compensation or Restricted Shares. Directors who elected not to continue to accrue benefits under the Directors' Retirement Plan, together with directors first elected after October 1998, receive, in lieu of such benefit, an annual award of Restricted Shares (prior to January 2001) or Deferred Stock Units (after January 2001) valued at $25,000.

                                OTHER BUSINESS

   The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.

                              PROXY SOLICITATION

   The expense of soliciting proxies will be paid by the Company. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies at an estimated fee of $10,000 plus expenses. Some of the executive officers and other employees of the Company also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
                           AND DIRECTOR NOMINATIONS

   Shareholder proposals intended to be presented at the 2003 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than November 28, 2002, in order to be included in the Company's proxy materials and form of proxy relating to such meeting. Such proposals should be addressed to the Secretary. Shareholder proposals must otherwise be eligible for inclusion. The 2003 Annual Meeting is scheduled to take place in May 2003.

   Pursuant to the By-Laws of the Company, a shareholder wishing to nominate a candidate for election to the Board or bring business before the 2003 Annual Meeting in a form other than a shareholder proposal in accordance with the preceding paragraph is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination or present such business. The notice of intent to make a nomination or present business at the 2003 Annual Meeting must be received by the Secretary of the Company, at the address set forth on the first page of this Proxy Statement, no later than 90 days in advance of such meeting. However, if the meeting was not publicly announced by a mailing to the shareholders, in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or a filing with the SEC more than 90 days prior to the meeting, the notice must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice is required to contain certain information set forth in the Company's By-Laws about both the nominee or proposed business, as applicable, and the shareholder making the nomination or proposal. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or business in the Company's proxy solicitation materials.

                       ADDITIONAL INFORMATION AVAILABLE

   The Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. Shareholders may obtain a copy of this report (without exhibits), without charge, by writing to the Company's Investor Relations Department at 1221 McKinney Street, Suite 700, Houston, Texas 77010.

                                  APPENDIX A

                           LYONDELL CHEMICAL COMPANY
                         1999 LONG-TERM INCENTIVE PLAN

              (As Amended and Restated Effective January 1, 2002)

1. Objectives. This Lyondell Chemical Company 1999 Incentive Plan (the "Plan") is intended to:

  . Focus Participants on key measures of value creation for the Company's shareholders

  . Provide significant upside and downside award potential commensurate with shareholder value creation

  . Encourage a long-term management perspective and reward for sustained long-term performance

  . Enhance the ability of Lyondell to attract and retain highly talented and competent individuals

  .  Reinforce a team orientation among top management

  .  Encourage ownership of the Company's stock among top management

2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

   "Award" means any Option, Performance Shares, Restricted Stock, Phantom Stock, Cash Award or Stock Appreciation Right, whether granted singly, in combination or in tandem, granted to a Participant pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

   "Award Agreement" means an agreement in the form prescribed by the Committee that sets forth the terms, conditions and limitations applicable to an Award.

   "Board" means the Board of Directors of the Company.

   "Cash Award" means an award payable in cash.

   "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

   "Common Stock" means the common stock, par value $1.00 per share, of the Company.

   "Committee" means the Compensation Committee of the Board or any person or persons appointed by the Board to administer the Plan.

   "Company" means Lyondell Chemical Company.

   "Effective Date" means January 1, 2002, the effective date of the restatement of the Plan.

   "Employee" means an individual employed by the Company or a Subsidiary.

   "Exercise Price" means the price at which the Option Shares may be purchased under the terms of the Award Agreement.

   "Fair Market Value" of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the closing price per share of Common Stock reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the closing price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported,
(iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations are available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotation Bureau Incorporated or (iv) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.

   "Grant Date" means the date on which an Award is granted by the Committee.

   "Option" means a right to purchase a particular number of shares of Common Stock at a particular Exercise Price, subject to certain terms and conditions as provided in the Plan and Award Agreement.

   "Option Shares" means the shares of Common Stock covered by a particular Option.

   "Participant" means an Employee to whom an Award has been granted under this Plan.

   "Performance-Based Award" means an Award that is paid, vested or otherwise deliverable solely based on the achievement of one or more Performance Goals as provided in Section 6(a).

   "Performance Goal" means a standard established by the Committee to determine in whole or in part whether Performance-Based Awards shall be earned.

   "Performance Shares" means the contingent right to receive an amount in cash or Common Stock, as determined by the Committee in its sole discretion, that is subject to the attainment of one or more Performance Goals.

   "Phantom Stock" means a right to receive the value of a specified number of shares of Common Stock.

   "Plan" means the Lyondell Chemical Company 1999 Long-Term Incentive Plan, as amended from time to time.

   "Restricted Stock" means shares of Common Stock that are restricted or subject to forfeiture provisions.

   "Stock Appreciation Rights" or "SARs" means the right to receive an amount in cash or Common Stock equal to the appreciation in value of a specified number of shares of Common Stock over a particular period of time.

   "Subsidiary" means (i) any corporation, limited liability company or similar entity of which the Company directly or indirectly owns equity interests representing more than 50% of the voting power of all classes equity interests of such entity which have the right to vote generally on matters submitted to a vote of the equity holders of such entity, (ii) Equistar Chemicals, LP or LYONDELL-CITGO Refining LP so long as the Company maintains an equity ownership interest equal to at least 25% in such entities, or (iii) any other entity in which the Company has an equity ownership interest of at least 25%, so long as such entity is designated by the Committee as a Subsidiary for purposes of this Plan; provided, however, that with respect to Options intended to qualify as incentive stock options within the meaning of
Section 422 of the Code, "Subsidiary" shall have the meaning set forth in
Section 424(f) of the Code or any successor provision.

3. Plan Administration and Designation of Participants.

   (a) Eligibility. All Employees of the Company and its Subsidiaries who, in the judgment of the Committee, are in a position to contribute significantly to its long-term profit and growth objectives are eligible for Awards under this Plan. The Committee shall select the Participants from time to time by the grant of Awards under the Plan and, subject to the terms and conditions of the Plan, shall determine all terms and conditions of the Award.

   (b) Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate. The Committee may delegate its duties hereunder to the Chief Executive Officer or other senior officers of the Company subject to such rules and regulations as the Committee establishes. The Committee may, in its discretion, retain the services of an outside administrator for the purpose of performing any of its functions hereunder. The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award Agreement, waive any restriction or other provision of this Plan or an Award Agreement or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant holding the Award or (ii) consented to by such Participant. The Committee may grant an Award to an individual whom it expects to become an Employee of the Company or any of its Subsidiaries within the following six months, with such Award being subject to the individual's actually becoming an Employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

   No member of the Committee and no officer of the Company to whom the Committee has delegated authority in accordance with this Plan shall be liable for anything done or omitted to be done by him or her in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

4. Award Agreement. Each Award granted hereunder, other than a Cash Award, shall be described in an Award Agreement, which shall be subject to the terms and conditions of the Plan. The Committee shall authorize written guidelines for the issuance of a Cash Award.

5. Shares of Common Stock Available for Awards.

   (a) Plan Limitations. Subject to the provisions of Section 11 hereof, no Award under this Plan shall be granted if it shall result in the aggregate number of shares of Common Stock issued under the Plan plus the number of shares of Common Stock covered by or subject to Awards then outstanding (after giving effect to the grant of the Award in question) exceeding the lesser of 14 million or 12% of the number of shares of Common Stock outstanding at the time of granting such Award. No more than 2,500,000 shares of Common Stock shall be available for Awards in the form of Performance Shares, Restricted Stock, Stock Appreciation Rights or Phantom Stock. No more than 1,000,000 shares of Common Stock shall be available for Incentive Stock Options. The number of shares of Common Stock that are the subject of Awards under this Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for Awards hereunder.

   (b) Participant Limitations. No Participant may be granted, during the term of the Plan, Options covering or relating to more than 3,000,000 shares of Common Stock. No Participant may be granted, during the term of the Plan, Awards in the form of Performance Shares, Restricted Stock, Stock Appreciation Rights or Phantom Stock covering or relating to more than 1,000,000 shares of Common Stock. No Participant may be granted Cash Awards under this Plan in respect of any calendar year having a value in excess of $3,000,000.

   (c) Board and Committee Procedures. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

6. Types of Awards.

   (a) Performance-Based Awards. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance-Based Award. Performance-

Based Awards are Awards that shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units of the Company, or the Company as a whole, and may include one or more of the following: economic value, economic value added, increased revenue, net income, stock price, market share, earnings per share, return on equity, return on assets, decrease in costs, shareholder value, net cash flow, total shareholder return, return on capital, return on investors' capital, operating income, funds from operations, cash flow, cash from operations, after-tax operating income, and total market value. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. In interpreting Plan provisions applicable to Performance Goals and Performance-Based Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. A Performance-Based Award may include Performance Shares, Options, Restricted Stock, Stock Appreciation Rights, Cash Awards or Phantom Stock.

   (b) Options. Options granted to Employees hereunder may be either incentive stock options within the meaning of Section 422 of the Code or nonqualified options within the meaning of Section 83 of the Code. The Exercise Price of an Option shall not be less than the Fair Market Value of a share of Common Stock on the Grant Date of the Option and shall not be less than the Fair Market Value of a share of Common Stock on the Grant Date of any outstanding Option that is relinquished in connection with a grant of a new Option. The terms, conditions and limitations applicable to Options awarded to Employees shall be determined by the Committee.

   (c) Performance Shares. An Award may be in the form of Performance Shares. Performance Shares shall be payable, in the sole discretion of the Committee in cash, shares of Common Stock, or any combination thereof. The terms, conditions and limitations applicable to an Award of Performance Shares shall be determined by the Committee.

   (d) Restricted Stock. An Award may be in the form of shares of Common Stock or Restricted Stock. The terms, conditions, and limitations applicable to any Award of shares of Common Stock or Restricted Stock pursuant to this Plan shall be determined by the Committee.

   (e) Phantom Stock. An Award may be in the form of Phantom Stock, or other bookkeeping account tied to the value of shares of Common Stock. The terms, conditions, and limitations applicable to any Awards of Phantom Stock shall be determined by the Committee.

   (f) Stock Appreciation Rights. An Award may be in the form of SARs. The exercise price of an SAR shall not be less than the Fair Market Value of a share of Common Stock on the Grant Date. The terms, conditions, and limitations applicable to any Awards of SARs shall be determined by the Committee.

   (g) Cash Awards. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards shall be determined by the Committee.

7. Payment of Awards.

   (a) General. Payment of Awards may be made in the form of cash or Common Stock or combinations thereof and may include such restrictions as the Committee shall determine including, in the case of Common Stock, restrictions on transfer and forfeiture provisions.

   (b) Deferral. The Committee may, in its discretion, (i) permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee or (ii) provide for the deferral of an Award in an Award Agreement or otherwise. Any such deferral may be in the form of installment payments or a future lump sum payment. Any deferred payment, whether elected by the Participant or specified by the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

   (c) Dividends and Interest. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Common Stock or units of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payment denominated in Common Stock or units of Common Stock.

   (d) Substitution of Awards. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

8. Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or surrendering all or part of that or any other Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for tendering Common Stock or Awards to exercise an Option as it deems appropriate. The Committee may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

9. Termination of Employment. Upon the termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award. Unless otherwise specifically provided in the Award Agreement, each Award granted pursuant to this Plan which is an Option shall immediately terminate to the extent the Option is not vested (or does not become vested as a result of such termination of employment) on the date the Participant terminates employment with the Company or its Subsidiaries.

10. Assignability. Except as otherwise provided herein, no Award granted under this Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a Participant other than by marital property settlement or similar domestic relations agreement, decree or order, or by will or the laws of descent and distribution, and during the lifetime of a Participant, any Award shall be exercisable only by him, or, in the case of a Participant who is mentally incapacitated, the Award shall be exercisable by his guardian or legal representative. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment or transfer in violation of this Section shall be null and void. Upon the Participant's death, the personal representative or other person entitled to succeed to the rights of the Participant (the "Successor Participant") may exercise such rights. A Successor Participant must furnish proof satisfactory to the Company of his or her right to exercise the Award under the Participant's will or under the applicable laws of descent and distribution.

   Subject to approval by the Committee in its sole discretion, all or a portion of the Awards granted to a Participant under the Plan may be transferable by the Participant, to the extent and only to the extent specified in such approval, to (i) the children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members ("Immediate Family Member Trusts"), or (iii) a partnership or partnerships in which such Immediate Family Members have at least ninety-nine percent (99%) of the equity, profit and loss interests ("Immediate Family Member Partnerships"); provided that the Award Agreement pursuant to which such Awards are granted (or an amendment thereto) must expressly provide for transferability in a manner consistent with this Section. Subsequent transfers of transferred Awards shall be prohibited except by will or the laws of descent and distribution, unless such transfers are made to the original Participant or a person to whom the original Participant could have made a transfer in the manner described herein. No transfer shall be effective unless and until written notice of such transfer is provided to the Committee, in the form and manner prescribed by the Committee. Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and, except as otherwise provided herein, the term "Participant" shall be deemed to refer to the transferee. The consequences of termination of employment shall continue to be applied with respect to the original Participant, following which the Awards shall be exercisable by the transferee only to the extent and for the periods specified in this Plan and the Award Agreement.

11. Adjustments.

   (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its partners to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the ownership of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or other obligations, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other Company act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

   (b) In the event of any Common Stock distribution or split, recapitalization, extraordinary distribution, merger, consolidation, combination or exchange of shares of Common Stock or similar change or upon the occurrence of any other event that the Committee, in its sole discretion, deems appropriate, the (i) the number of shares of Common Stock reserved under this Plan and covered by outstanding Awards and related Incentive Stock Option award limitation; (ii) the Exercise Price in respect of such Awards; and (iii) the appropriate Fair Market Value and other price determinations for such Awards shall be adjusted as appropriate.

   (c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation (such event hereinafter referred to as a "Transaction"), the Board shall be authorized (i) to issue or assume Awards by means of substitution of new Awards, as appropriate, for previously issued Awards or to assume previously issued Awards as part of such adjustment, (ii) to make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards or (iii) in the event of a Transaction of which the Company is not the surviving corporation, to (A) cancel Awards that are Options or SARs and give the Participants who are the holders of such Awards notice and opportunity to exercise for 30 days prior to such cancellation or (B) settle an Award that is an Option or SAR by a cash payment equal to the difference between the Fair Market Value per share of Common Stock on the date of the Transaction and the Exercise Price of the Award, multiplied by the number of shares subject to the Award.

12. Purchase for Investment. Unless the Awards and shares of Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, each person receiving shares of Common Stock pursuant to an Award under this Plan may be required by the Company to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

13. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

14. Amendments or Termination. The Committee may amend, alter or discontinue this Plan, except that no amendment or alteration that would impair the rights of any Participant under any Award that he has been granted shall be made without his consent, and no amendment or alteration shall be effective prior to approval by the Company's shareholders to the extent such approval is determined by the Committee to be required by applicable laws, regulations or exchange requirements. No Awards shall be granted more than ten years after the Effective Date.

15. Restrictions. No shares of Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. The Award Agreement may include provisions for the repurchase by the Company of Common Stock acquired pursuant to an Award and repurchase of the Participant's Option rights.

16. Unfunded Plan. Insofar as it provides for Awards of cash, Common Stock or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to a grant of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board, the Committee or a Subsidiary shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

17. Miscellaneous. The granting of any Award shall not impose upon the Company any obligation to maintain any Participant as an Employee and shall not diminish the power of the Company to discharge any Participant at any time.

18. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

19. Effective Date of Plan. This Plan was originally effective January 1, 1999 and was approved by the shareholders of the Company in May 1999. This Plan was amended and restated as of the Effective Date and approved by the shareholders of the Company in May 2002.

                                          LYONDELL CHEMICAL COMPANY

[LYONDELL LOGO]
                                                           [RECYCLED PAPER LOGO]

                             [Logo appears here]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Lyondell Chemical Company (herein the "Company") hereby makes, constitutes and appoints Robert T. Blakely, Charles L. Hall and Kerry A. Galvin, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company Common Stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held in the General Assembly Room of One Houston Center, 1221 McKinney, 42nd Floor, in Houston, Texas on Thursday, May 2, 2002 at 9:00 a.m., local time, and at any adjournment(s) thereof, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED OR SUBMITTED OVER THE INTERNET OR BY TELEPHONE, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

This card also constitutes my voting instructions with respect to shares held in the Lyondell Chemical Company 401(k) and Savings Plan, the Equistar Chemicals, LP Savings and Investment Plan, the LYONDELL-CITGO Refining, LP 401(k) and Savings Plan for Non-Represented Employees, the LYONDELL-CITGO Refining, LP 401(k) and Savings Plan for Represented Employees, and the Quantum Chemicals Retirement Savings and Investment Plan for Hourly Represented Employees, and the undersigned hereby authorizes Fidelity Management Trust Company, as Trustee of such plans, to vote the shares held in the undersigned's accounts.

         (Continued, and to be signed and dated, on the reverse side.)

[Logo appears here]

Lyondell Chemical Company
C/O Proxy Services
P.O. Box 9141
Farmingdale, NY 11735
                                        INSTRUCTIONS FOR SUBMITTING PROXY:

                                        VOTE BY INTERNET - WWW.PROXYVOTE.COM

                                        Use the Internet to transmit
                                        your voting instructions and
                                        for electronic delivery of
                                        information.  Have your proxy
                                        card in hand when you access
                                        the web site.  You will be
                                        prompted to enter your 12-
                                        digit Control Number located
                                        below to obtain your records
                                        and create an electronic
                                        voting instruction form.
                                        Internet voting must be
                                        completed by 11:59 p.m.
                                        (Eastern) on May 1, 2002.

                                        VOTE BY PHONE - 1-800-690-6903

                                        Use any touch-tone telephone
                                        to transmit your voting
                                        instructions.  Have your
                                        proxy card in hand when you
                                        call.  You will be prompted
                                        to enter your 12-digit
                                        Control Number located below
                                        and then follow the simple
                                        instructions that the Vote
                                        Voice provides you.
                                        Telephone voting must be
                                        completed by 11:59 p.m.
                                        (Eastern) on May 1, 2002.

                                        VOTE BY MAIL
                                        Mark, sign and date your
                                        proxy card and return it in
                                        the postage-paid envelope we
                                        have provided or return to
                                        Lyondell Chemical Company c/o
                                        ADP, 51 Mercedes Way,
                                        Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS [X]        PLEASE
                                                          DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
1.  ELECTION OF DIRECTORS
    FOR all nominees    WITHHOLD AUTHORITY to
    listed below [ ]    vote for all nominees listed below [ ]  *EXCEPTIONS [ ]

  Nominees: Carol A. Anderson, William T. Butler, Travis Engen, Stephen F. Hinchliffe, Jr., David J. Lesar, Dudley C. Mecum II, Dan F. Smith, William R. Spivey (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
  *Exceptions
     ___________________________________________________________________________

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP, independent accountants, as the Company's auditors for the fiscal year ending December 31 2002.
    FOR     [ ]  AGAINST     [ ]    ABSTAIN  [ ]

3.  Proposal to Approve the Amended and Restated 1999 Long-Term Incentive Plan.
    FOR     [ ]  AGAINST     [ ]    ABSTAIN  [ ]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

I/we will attend the meeting.  [  ]    Address Change Mark Here [  ]

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please sign as such, giving full title.

_______________   _______   ___________________________   ________
Signature         Date      Signature (Joint Owners)      Date